UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-SB


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
             OF SMALL BUSINESS ISSUERS UNDER SECTION 12(B) OR 12 (G)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               YOUTHLINE USA, INC.
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)

                    DELAWARE                         22-3674998
        -------------------------------           ----------------
        (State or Other Jurisdiction of           (I.R.S. Employer
         Incorporation or Organization)           Identification No.)


            4581 US9, HOWELL, NEW JERSEY               07731
      ----------------------------------------       ---------
      (Address of Principal Executive Offices)       (Zip Code)


                                 (732) 886-0833
                           ---------------------------
                           (Issuer's Telephone Number)


        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None



        Securities to be registered pursuant to Section 12(g) of the Act:

                  Common Stock, $.0001 par value for per share
                  --------------------------------------------
                                (Title of Class)

                              AVAILABLE INFORMATION


         YOU SHOULD READ THIS ENTIRE REGISTRATION STATEMENT CAREFULLY INCLUDING INFORMATION SET FORTH IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 8.

         Subsequent to the date of this Registration Statement the Company will be subject to the information requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the
"Commission"). Reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's New York Regional office at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission, Washington, DC 20549 at prescribed rates.

         This Registration Statement, as well as all amendments thereto and subsequent reports, have been and will be filed through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Documents filed through EDGAR are publicly available through the Commission's Website at http:/www.sec.gov.

         The Company has filed with the Commission this Registration Statement on Form 10-SB (together with all amendments and exhibits filed or to be filed in connection herewith, the "Registration Statement") under the Exchange Act, with respect to the Company's common stock, $.0001 par value per share (the "Common Stock"). Statements contained herein as to the contents of any document are summaries of such documents and, in each instance, reference is hereby made to the copy of such document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. All material information of such exhibits are discussed in this Form 10-SB. The Registration Statement may be inspected and copied at the places set forth above.

         In addition to the foregoing, the Company will furnish to registered holders of its Common Stock annual reports containing audited financial statements, with an opinion expressed by the Company's independent auditors. Such audited financial statements will be prepared in conformity with generally accepted accounting principals ("GAAP"). The Company may furnish to registered holders of its Common Stock unaudited financial statements on a quarterly basis, such unaudited financial statements to be prepared in conformity with GAAP. The Company will also furnish to registered holders all notices of stockholder's meetings and other reports and communications of the Company.

         The Company's principal executive offices are located at 4581 US9, Howell, New Jersey 07731, and its telephone number is (732) 886-0833.

         As of December 27, 1999 there were 10,071,665 shares of Common Stock issued and outstanding held by 310 holders of record.

                                     PART I

ITEM 1.   BUSINESS

FORWARD LOOKING STATEMENTS

         Certain information contained in this Registration Statement are forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Factors set forth that appear with the forward-looking statements could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company in this Registration Statement. Such potential risks and uncertainties include, but are not limited to, the risk factors contained in this Registration Statement. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

GENERAL/HISTORICAL INFORMATION

         Youthline USA, Inc. (the "Company" or "YOUTHLINE USA") is a multimedia company focused on providing education and entertainment products and services to America's youth. The Company was incorporated on July 27, 1999 pursuant to the laws of the State of Delaware as the successor to Ult-I-Med Health Centers, Inc., a Utah corporation ("Ult-I-Med"), which was incorporated in 1983 under the laws of the State of Utah (originally under the name Picadilly Technology, Inc.). The Company was organized to effectuate a reincorporation of Ult-I-Med with and into the Company on August 16, 1999. The Company maintains its executive offices at 4581 US9, Howell, NJ 07731 and its telephone number is
(732) 886-0833.

          Ulti-I-Med was originally organized to engage in the mining of metalliferous chemicals. In 1988, Ulti-I-Med ceased such activities and began engaging in the business of owning and operating camping and recreation facilities. In 1991, Ulti-I-Med ceased such activities and began engaging in the business of owning and operating supervised primary care, health and rehabilitation centers. In January 1996, Ulti-I-Med filed a Chapter 11 bankruptcy petition. Ult-I-Med liquidated all of its assets and its plan of reorganization was filed with the court in February 1998. All of Ult-I-Med debts were paid, and the court entered a final decree in September 1999.

          In August 1999, Ult-I-Med acquired all of the outstanding capital stock of S&S Plus, Inc., a wholly-owned subsidiary of the Company which operates the publication YOUTHLINE USA, in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of the Company. On such date, the directors and officers resigned and were replaced with some of the current officers and directors.

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THE COMPANY

         YOUTHLINE USA is an innovative compilation of a website, a newspaper, and other educational and entertainment resources for children, educators and parents. The Company publishes YOUTHLINE USA, a 16 page weekly newspaper written especially for kids ages 8-13. In every respect, it is similar to an adult newspaper, except that it is written at the kids' level, and it filters out news that is not age appropriate. It is designed to grab the attention of children this age. Management believes that nothing like it exists in the country. Articles in the newspaper also direct its readers to the appropriate segment of the website, thereby guaranteeing increased usage of the website.

         WWW.YOUTHLINE-USA.COM includes the newspaper content (with updates), games, puzzles, archives, and educational features. In addition ,the website includes Lessonstop, a tool for teachers, which supplies teachers with lesson plans and ideas for all subjects and grade levels. With the recent acquisition of Ingenius , an entertaining educational product , the website will become that much more appealing. The website both complements the print newspaper and stands alone as a comprehensive resource for educators, parents and children. A subscription-based portion of the website for schools provides students with a complete Internet environment, including limited e-mail, stock tips, news updates, and complete access to both Ingenius and regular news archives. Students will check their e-mail, stock portfolios and the latest news archives daily. Plans for the future include making the website a virtual "Epcot Center" on the Internet. Each country and state will have its own interactive video segment on our website, and articles in the newspaper will direct the readers to the appropriate segment. Similar sections will be set up for career choices, health issues, political figures, animals, entertainment (books, movies, music, sports), and much more. The Company anticipates that children will be instructed by their teachers in school to use the website for the educational material, and that they will use it again at home for the entertainment features and the homework help.

         The website is being designed by Entertainment Boulevard, an Internet entertainment company that utilizes cutting-edge streaming video and audio technology to offer quality programming to Internet users. Management believes that combining Entertainment Boulevard's technology and know-how with the Company's unique content will provide the Company's users with an unmatched Internet experience.

         Both the website and the newspaper are unique, and the Company believes that this innovative combination will be extremely appealing to the educational community. Although the newspaper has competition, the website appears to be the only one of its kind. The website is rich in educational and entertainment content, and also introduces kids to the world of e-mail and the Internet; a world that they need to be familiar with for tomorrow's world. Management believes that it has found a significant niche, and plans on instituting an aggressive sales campaign directed at schools. The website is due to be completed by January 15, 2000.

         The  Company   generates   revenue   through  the  sale  of   newspaper
subscriptions, website subscriptions, advertisement space and corporate sponsorships. Website subscriptions will be sold to schools for $20,000 per school (per year). Newspaper subscriptions can either be bulk subscriptions ($7

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per subscription per year) ordered by schools,  or individual  subscriptions for kids to read at home($30). In marketing the website, management believes that it has no direct competitors who provide a similar product In marketing a newspaper for kids at home, management believes that YOUTHLINE USA has no competitor in the country. In marketing to schools, YOUTHLINE USA is in competition with The Weekly Reader, Scholastic News, and Time for Kids. A secondary market for
subscriptions  is  companies,   organizations,  and  professionals  who  provide
services for children (i.e. pediatricians, hospitals, speech therapists, etc.) . The Company's first target, however, is schools, parents, and gift-givers, since they are expected to respond more enthusiastically. The Company has already received orders for its website from Washington, D.C., Chicago, and Atlanta school systems.

         The other source of income is advertisements and corporate sponsorships. Corporations that sell directly to kids would naturally have an interest in advertising in a newspaper and on a website that serves such a focused market. Management believes that even corporations who do not sell directly to children will be interested in securing and increasing name recognition with the next generation, in addition to the fact that the newspaper reaches parents and educators as well as children.

         YOUTHLINE USA was first published in July 1997, and has increased paid circulation as of December 15, 1999 to approximately 21,000. As of December 15, 1999, requested circulation has increased to approximately 243,000. The Company considers the present circulation together with its new interactive website to be attractive to potential advertisers and sponsors.

         In addition, Youthline USA, Inc., seeks to acquire companies that either 1) can enhance and complement the newspaper, or 2) provide products or services which are consistent with the general goals of the Company - to educate and entertain children and broaden their horizons.

         In the last three months, Youthline USA, Inc. has acquired Ingenius and Lesson Stop, both of which serve to enhance the newspaper and the website.

PRODUCT

Youthline USA is an innovative compilation of a newspaper and a website, rich in both educational and entertainment material for kids.

The Website:

         YOUTHLINE USA combines the excitement and speed of the Internet with the traditional appeal of a newspaper. At present, the website includes articles from the newspaper, special updates available only to the web-site, archives of YOUTHLINE USA features (animal of the week, author of the week, etc.), puzzles, games, prizes, "ask the expert" columns, recommended books and web-sites, and much more. The site also includes LessonStop, a tool for teachers, which is full of lesson plans and ideas, in addition to lesson plans directly related to that week's issue of the newspaper. Ingenius will also enhance our website with its

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news  archives  and award  winning  programs for  introducing  kids to the world around them.

         The website includes personalized e-mail, daily updates of each student's stock portfolios and customized online activities that follow the curriculum. Every school district can pick which online activities will be most beneficial for their students. These unique features have already resulted in many subscriptions to the website from Atlanta, Chicago and Washington, D.C.

         Plans for the future include making the website a virtual "Epcot Center" on the Internet. Each country and state will have its own interactive video segment on our website, and articles in the newspaper will direct the readers to the appropriate segment. Similar sections will be set up for career choices, health issues, political figures, animals, entertainment (books, movies, music, sports), and much more.

         There are many websites dedicated to kids. However, YOUTHLINE-USA.com is unique in that (like a newspaper) it is rich in both educational and entertainment content. We know of no other sites that present this appealing and substantive combination to America's youth.

         In addition, the website has a guaranteed source of extensive usage from the newspaper. Articles in the weekly newspaper direct kids to the appropriate section of the website. The Company expects that teachers will encourage (perhaps require) their students to access the website for additional information. While there, the kids will be attracted to the entertainment aspect as well.

         The website is being designed by Entertainment Boulevard, an Internet entertainment company that utilizes cutting-edge streaming video and audio technology to offer quality programming to Internet users. Management believes that combining Entertainment Boulevard's technology and know-how with the Company's unique content will provide the Company's users with an unmatched Internet experience.

THE NEWSPAPER:

         YOUTHLINE USA is a weekly newspaper geared for children ages 8 to 13. Each issue consists of sixteen pages of interesting and timely articles on a variety of topics, including world and national news, politics, economics, science, sports, and weather. Relevant health and computer issues are presented as well, always in an eye and mind-catching manner. By covering both national and international news, YOUTHLINE USA connects children across the nation, while simultaneously introducing children to different cultures around the world.

         As a member of the Associated Press (AP) and a subscriber to the Reuters News Agency, YOUTHLINE USA shares news sources with the major newspapers. While the news is the same, each article is carefully written with consideration of our readers' age and reading level. Recognizing that our readership is of multiple ages and reading levels, writers prepare articles of different lengths and difficulties so that every reader can find articles of interest. All articles are reviewed by a clinical psychologist to ensure that

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they are written with our  children's  best interests in mind, and that they are sensitive to the children's developmental level.

         One of the challenges of a children's newspaper is to present news stories that will spark a child's interest. Almost half of the paper is devoted to various news stories and accompanying graphics, both of which are chosen and formatted with the aim of capturing a young reader's interest. In addition to several longer articles, YOUTHLINE USA offers World News and National News in Brief, which provide concise news stories with striking photographs. These reports are ideal for younger readers who may have difficulty sustaining attention for a full-length article.

         In addition to introducing children of this age to the world via news, YOUTHLINE USA attempts to ignite within its readership an excitement for literature, art, music, and theater, by reviewing books, movies, and shows, and by describing the lives of authors, artists, and musicians.

         In each issue, a suitable web-site for children is included to enhance reader's familiarity with, and comfort level on, the computer. Children are encouraged to communicate with the newspaper by e-mail (or phone, fax, and regular mail); children repeatedly contacted the Company with questions about its stock market game, answers to puzzles and editorial comments.

         YOUTHLINE USA also features short stories, games, jokes, puzzles, and weekly detailed science experiments, magic tricks, or recipes that captivate the children and encourage them to try new and exciting ideas at home. These items are especially designed to keep readers coming back each week. Short stories are often printed in parts, continuing from one issue to the next, giving our readers yet another reason to return to the pages of YOUTHLINE USA.

         Management believes that YOUTHLINE USA is unique. While there are successful curriculum aids available (such as the Weekly Reader and Scholastic
News), those publications only discuss topics that are related to recent events. YOUTHLINE USA, however, is a full-fledged newspaper which covers the weekly news and includes all the features and sections of an adult newspaper. Its numerous sections (business, sports, technology, health, etc.), in addition to its monthly features, enable it to broaden the horizons of today's youth and to encourage better communication between parents and kids.

         YOUTHLINE USA has a number of features that help kids develop the skill of reading a newspaper. Extensive research went into the development of the perfect newspaper for children, from its appearance and set-up to content and format. YOUTHLINE USA is unique, with distinct columnar margins and clear markings of where to find continuing articles. Difficult words are printed in bold and defined at the bottom of each page. The large print and easy language help start these young readers on the lifelong road to newspaper reading.

         In a world filled with indifference, the newspaper is one place to show that individuals do have thoughts, feelings, and opinions about what goes on around them. Many of our readers have already taken advantage of the opportunity

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to express  themselves.  We encourage  our readers to write in and tell us their thoughts, and our goal is to provide them with the vehicle to present their opinions to others.

         YOUTHLINE USA's wide variety of topics and activities, as well as its focus on news stories, distinguishes it from other children's publications, many of which focus on a particular topic, such as sports or animals, or offer very little news information. This is important for two reasons: first, similar to an adult's method of reading a daily newspaper, we expect children to skim the newspaper and pick and choose what interests them. Also, since parents are often actively involved in the purchasing decisions of their children's reading material, they will prefer a higher-quality, news-oriented publication. We are confident that the diversity of topics, combined with the "clean," high-quality nature of the newspaper, and its focus on news information, will spark and retain the interest of both parents and children.

RECENT ACQUISITIONS

LESSON STOP

     Youthline USA, Inc. acquired Lesson Stop (HTTP://WWW.LESSONSTOP.ORG), a web-site for K-12 teachers who need good ideas for classroom activities. Lesson Stop has numerous educational features which enhance both the Youthline USA newspaper and web-site. The site provides links to over 500 lesson plan sites on the web, which gives teachers access to thousands of lesson plans.

         Lesson Plan links are categorized by subject area and sub-topic, making it easy for teachers to locate the lesson plans they need. Subject areas include The Arts, Science, Math, and Language Arts. Grade level notations are made at each link, so finding the right lesson plan is even easier.

INGENIUS

         Ingenius was founded in 1994 as a partnership between Telecommunications Incorporated (TCI) and Reuters New Media to provide high quality interactive multimedia current events programming to the children's consumer and institutional (education) markets.

         Ingenius   created   several  award  winning   programs  for  the  K-12
educational market including:

         What on Earth (WOE) - A weekly-published interactive current events program with six new top topics discussed every week. Included with each topic (news story) were hot links to certain vocabulary, video clips, audio clips, photographs, links to Did You Know (more in-depth information on a sub-category), and links to "gamelits" (mini games to reinforce the learning and educational values of the news story). In addition to this, WOE included weekly lesson plans for the teacher that were designed specifically for each individual

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news story.  Characters were used in many cases to guide the student and to be a figurehead for the specific curriculum category that the news story was tied to.

         Ask ANDIE - An interactive research and learning website that focuses on curriculum based subject areas and topics as well as having a strong financial services component.

MARKETING

THE WEBSITE:

         In marketing the subscription portion of the website to schools, the Company believes that the most effective method will be through a sales team that will make direct contact with principals, superintendents, and Board of Education officials. Educators will be presented with an extensive demo of the capabilities and uniqueness of the website. Currently, the Company is concentrating on nine major cities across America, and dependent on the success of this initial step, it plans to expand its sales team to reach all cities in the United States.

THE NEWSPAPER:

         In the first two years of its existence, YOUTHLINE USA tested a number of different methods in order to determine which marketing strategies were most effective. Advertising on radio and in magazines proved to be more effective than advertising and inserts in newspapers. Advertising in library journals proved to be extremely effective, as did direct mail to schools. As expected, advertising during the holiday gift-giving season produced exciting results. YOUTHLINE USA is easily marketed as the ideal gift - clean, educational, fun, and ongoing.

         YOUTHLINE USA plans to expand its marketing efforts. It will intensify its marketing efforts, using the strategies that have already been proven to work and branching out to new methods (TV, the Internet, direct mail to individuals, mail-order catalogues).

         YOUTHLINE USA intends to market itself to corporate America as an established, focused, growing publication which serves as an excellent medium for companies to reach their target audience. YOUTHLINE USA has already achieved advertisements from Loew's Theater, Six Flags Great Adventure, Space Farm, Walmart, Broadway's The Sound of Music, NJ Nets, Sesame Place, Keebler's, etc.

         YOUTHLINE USA's sponsorship department will emphasize building long-term relationships with corporate America. Large companies are expected to be drawn to the rich educational and entertainment content that is available both in the newspaper and on the website.

INTELLECTUAL PROPERTY

         The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing the rights of others. The Company has received a Notice of Allowance for its trademark YOUTHLINE USA(TM). In addition,

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the Company owns various domestic and foreign trademarks  relating to the assets purchased in connection with the acquisition of Ingenius, including: Ingenius, Who on Earth, What on Earth, Where on Earth, Ask A.N.D.I.E. and Adam Electron.

EMPLOYEES

         As of December 30, 1999, the Company had a total of 32 employees. The Company has 7 employees in production, 14 employees in marketing, 7 employees in administration, and 4 employees in management. In addition, the Company hires freelance writers. The Company believes its future performance will depend in large part on its ability to attract and retain highly skilled employees. None of the Company's employees is represented by a labor union and the Company has not experienced any work stoppages. The Company considers its employee relations to be good.

                                  RISK FACTORS


         IN ADDITION TO OTHER INFORMATION IN THIS REGISTRATION STATEMENT ON FORM 10-SB, THE FOLLOWING IMPORTANT FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE COMPANY AND ITS BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT ON THE COMPANY'S BUSINESS, PROSPECTS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         RECENT HISTORY OF LOSSES. The Company incurred net losses of $178,347 and $323,835 for the years ended December 31, 1997 and 1998, respectively. The Company expects that losses will increase and continue until such time, if ever, as the Company can generate sufficient revenue through website and newspaper subscribers and/or obtain sufficient advertisements and sponsorships. In addition, the Company had an accumulated deficit of $998,054 at September 30, 1999.

         EARLY STAGE OF DEVELOPMENT. The Company has generated limited revenues to date. While the Company is able to finance certain of its current operations from revenues, it requires additional financing to increase its marketing campaign, to improve and update its web-site and to develop new products. The Company's operations are subject to all of the risks inherent in the commercialization of new products. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered when developing new products.

         POSSIBLE NEED FOR ADDITIONAL FINANCING. The Company believes that the current cash on hand together with cash flow from operations will be adequate to fund its operations for at least six (6) months. There can be no assurance, however, that the Company will not require additional financing prior to or after such time. There can be no assurance that any additional financing will be available to the Company on acceptable terms, or at all. If adequate funds are not available, the Company may be required to delay, scale back, or eliminate some of its marketing campaign or obtain funds through arrangement with partners or others that may require the Company to relinquish rights to certain of its products or other assets. Accordingly, the inability to obtain such financing

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could  have a  material  adverse  effect on the  Company's  business,  financial condition and results of operations.

         DEPENDENCE UPON KEY EMPLOYEES; RECRUITMENT OF ADDITIONAL PERSONNEL. The Company is dependent upon the efforts of and abilities of Saki Dodelson, Susan Gertler and on other members of its staff. To date, the Company has been able to attract and retain the personnel necessary for its operations. However, there can be no assurance that the Company will be able to do so in the future. If the Company is unable to attract and retain personnel with necessary skills when needed, its business and expansion plans could be adversely effected.

         LIMITED SALES AND MARKETING EXPERIENCE. The Company intends to market and sell its products in the United States, through a direct sales force. Establishing significant marketing and sales capability will require significant resources. There can be no assurance that the Company will be able to recruit and retain skilled sales management, or direct salespersons, or that the Company's sales effort will be successful.

         COMPETITION AND TECHNOLOGICAL CHANGES. The Company's success depends upon establishing and maintaining a competitive position in areas of focus. The Company competes with, and will compete with, numerous companies, many of which have significantly larger operations and greater financial, marketing, human and other resources than the Company. Accordingly, such competitors may have substantial competitive advantages over the Company. In addition, the Company plans to develop or acquire additional products in order to expand the Company's product portfolio. No assurance can be given that the Company will successfully compete in any market in which it conducts or may conduct operations.

         LIMITED PRIOR PUBLIC MARKET; POTENTIAL LIMITED TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. There has only been a limited public market for the securities and there can be no assurance that an active trading market in the Company's securities will be maintained. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. The trading price of the common stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of innovations by the Company or its competitors, general conditions in the industry in which the Company operates and other factors. These fluctuation, as well as general economic and market conditions, may have a material or adverse effect on the market price of the Company's common stock.

         PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF SECURITIES. The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, the Company's Common Stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this Offering to sell the Company's securities in the secondary market and the price at which such purchasers can sell any such securities.

         PROPRIETARY TECHNOLOGY; RISK OF THIRD PARTY CLAIMS OF INFRINGEMENT. The Company's ability to compete successfully and achieve future revenue growth will depend, in part, on its ability to protect its proprietary technology and operate without infringing upon the rights of others. Although there are no pending lawsuits against the Company regarding its technology or notices that the Company is infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs, and diversion of resources and could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company generally enters into confidentiality and non-disclosure agreements with its employees and limits access to and distribution of its proprietary information. However, there can be no assurance that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, or that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors. The failure of the Company to protect its proprietary technology could have a material adverse effect on its business, financial condition and results of operations.

         NO  DIVIDENDS.  The  Company has not paid any  dividends  on its Common
Stock since its inception and does not intend to pay dividends on its Common Stock in the foreseeable future. Any earnings which the Company may realize in the foreseeable future will be retained to finance the growth of the Company.

         ANTI-TAKEOVER PROVISIONS. Pursuant to the Company's Certificate of Incorporation, the Board of Directors may issue up to 5,000,000 shares of Preferred Stock in the future with such preferences, limitations and relative rights as the Board may determine without stockholder approval. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock. In addition, following this Offering the Company will become subject to the anti-takeover provisions of Section 203 of the

Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the persons became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company.

         ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. The Company is authorized to issue 50,000,000 shares of its Common Stock, $.0001 par value. As of December 27, 1999 there were 10,071,665 shares of Common Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include the exercise of up to 450,000 shares of Common Stock issuable upon exercise of the warrants at $1.00 per share, 590,000 shares of Common Stock issuable upon exercise of warrants at $3.00 per share, 1,050,000 shares of common Stock issuable upon exercise of warrants at $5.00 per share, 350,000 shares of Common Stock issuable upon exercise of warrants at $7.00 per share, 50,000 shares of Common Stock issuable upon exercise of warrants at $.10 per share and 350,000 shares of Common Stock issuable upon exercise of the warrants at $10.00 per share. After reserving a total of 2,840,00 shares of Common Stock for issuance upon the exercise of all options and warrants, the Company will have at least 37,088,335 shares of authorized but unissued Common Stock available for issuance without further shareholder approval. As a result, any issuance of additional shares of Common Stock may cause current shareholders of the Company to suffer significant dilution which may adversely affect the market.

         In addition to the above-referenced shares of Common Stock which may be issued without shareholder approval, the Company has 5,000,000 shares of authorized preferred stock, the terms of which may be fixed by the Board of Directors. The Company presently has no issued and outstanding shares of preferred stock and while it has no present plans to issue any shares of preferred stock, the Board of Directors has the authority, without shareholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of holders of such preferred stock. The issuance of any of such series of preferred stock could have an adverse effect on the holders of Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. As of December 27, 1999, the Company has 10,071,665 shares of its Common Stock issued and outstanding, 5,663,465 of which are "restricted securities". Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of
(a) one percent of the Company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning the Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of Common Stock may adversely affect prevailing market prices of the Common Stock.

         EFFECT OF OUTSTANDING OPTIONS AND WARRANTS. Currently, there are outstanding stock options and warrants to purchase an aggregate of 50,000 shares of Common Stock at an exercise price of $.10 per share, an additional 450,000 shares of Common Stock at an exercise price of $1.00 per share, an additional 590,000 shares of Common Stock at an exercise price of $3.00 per share, an additional 1,050,000 shares of Common Stock at an exercise price of $5.00 per share, an additional 350,000 shares of Common Stock at an exercise price of $7.00 per share and an additional 350,000 shares of Common Stock at an exercise price of $10.00 per share. None of such options or warrants are available for public resale and such shares would be subject to Rule 144 of the Act upon issuance thereof. The exercise of such outstanding options and warrants will dilute the percentage ownership of the Company's stockholders, and any sales in the public market of shares of Common Stock underlying such securities may adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise their respective rights therein at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in such securities.

         LIMITATION ON DIRECTOR LIABILITY. As permitted by Delaware law, the Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders for monetary damages for breach of a director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have limited rights to recover against directors for breach of fiduciary duty.

         FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE. This Registration Statement contains forward-looking statements and information that are based on management's beliefs as well as assumptions made by, and information currently available to, management. When used in this Registration Statement (including Exhibits), words such as "anticipate," "believe," "estimate," "expect," and, depending on the context, "will" and similar expressions, are intended to identify forward-looking statements. Such statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including the specific risk factors described above. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         YOUTHLINE, USA, Inc. publishes the weekly newspaper for kids - YOUTHLINE USA. Currently revenue is produced from paid subscriptions and advertisements. Paid subscriptions have increased dramatically over the previous year, and the Company has spent from May to September to set up effective sales and marketing departments to better reach schools and potential advertisers. In addition, the Company currently has a circulation of 260,000. Management believes that this will attract advertisers and corporate sponsors. In addition, the Company has simultaneously been working on completing and marketing its website for schools. Management believes that the sale of website subscriptions to schools will be a significant source of revenue.

COMPONENTS

         Until September 30, 1999 there were two sources of revenue:

                        1)  Sale of newspaper subscriptions -
                        An individual subscription costs $30.00 per year. Bulk subscriptions to schools cost $9.00 per subscription for 25 or more, and $7.00 per subscription for 50 or more.

                         2) Advertisements
                         The cost for a full page ad was $1,000

         The bulk of revenue received until September, 1999 was from the sale of newspaper subscriptions. The increase in net sales from 1998 to 1999 was due almost totally to the increase in paid subscriptions. Beginning November, 1999 circulation has increased to 260,000, which management believes will significantly increase revenue from advertisements. Currently, the rate of a full page advertisement is $6,500. In addition, management intends to sell subscriptions to its website, which is due to be completed in January 2000.

COST OF GOODS SOLD

         These cost include, but are not limited to, printing and distribution costs. Until September 1999, the Company printed 20,000 or less copies each week. The printing costs per newspaper are very high when printing so few (as mach as $.10 per newspaper). However, now that the Company prints over 200,000 newspapers per week, the cost per newspaper has been lowered to $.023 per newspaper. The Company therefore expect to see a significant profit on every paid subscription.

RESULTS OF OPERATIONS

         In 1998 and 1997, the Company's main source of revenues were from the sale of newspaper subscriptions. Revenues from subscriptions were $14,707 and $10,103 for 1998 and 1997, respectively. The Company incurred net operating losses of $322,351 arid $177,887 during the periods ended December 31, 1998 and 1997, respectively. The Company incurred substantial costs for printing, reproduction, mailing and design of the newspaper during these periods. Additionally, the Company incurred substantial costs in marketing, advertising and payroll expense during the initial start up of operations.

         During the nine months ended September 30, 1999, sales revenues increased by $72,607, an increase of 324% over the sales revenue during the comparable period in 1998. The Company incurred a net loss from operations of $495,872, or $.05 per share as compared to a loss of $256,669 in the comparable period in 1998. The operating loss in 1999 was attributable to increased professional fees and payroll costs relating to the further development of the newspaper. Despite the net operating loss, the Company's liquidity improved during the nine month period with a net increase of $498,116. This increase was attributable primarily to proceeds received from the issuance of common stock and notes payable.

         During 1999 the Company increased its (requested) circulation to 260,000 subscriptions, which should significantly increase its revenues in the coming year. The Company, however, will continue to incur expenses attributable to the growth of its business and therefore, management cannot estimate the amount of losses it may incur in the future.

YEAR 2000

         Many computer software systems in use today cannot properly process date-related information beginning on and continuing after January 1, 2000. This will not pose a problem for the Company since its accounting programs are all Y2K compliant. In addition, the Company has inquired of its commercial banks and other service providers so to determine if they will be prepared for the Year 2000. While all have indicated they are taking the necessary steps to be in compliance, there can be no assurance that all exposure will be eliminated. It is anticipated that the Company will incur no material expenses related to the Year 2000 issue.

ITEM 3.  DESCRIPTION OF PROPERTIES

         The Company leases (from an unaffiliated party) approximately 2,280 square feet at 4581 US9, Howell, NJ 07731, which serves as the Company's executive offices. The annual rental is $42,180. The lease expires on October 31, 2004.

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of December 27, 1999 with respect to the beneficial ownership of the outstanding shares of the Company's Common Stock (10,071,665 as of such date) by (i) any holder known to the Company owning more than five percent (5%) of the outstanding shares; (ii) the Company's officers and directors; and (iii) the directors and officers of the Company as a group:

                                        Number of Shares of
Name of Beneficial Owner*                 Common Stock (1)     Percentage (%) of Ownership
-------------------------               -------------------    ---------------------------
Greenwood Capital Partners, Inc. (2)         4,900,000                     48.65%
Jacob Y. "Rocky" Stefansky(2)                6,100,000                     54.12%

Emanuel Yarmish(3)                              50,000                         **

Saki Dodelson(4)                               625,000                      6.01%

Susan Gertler(5)                               625,000                      6.01%

David Stefansky(6)                              360,00                      3.57%

Asher Low(7)                                    25,000                         **

All Officers  and  Directors as a group      7,350,000                     61.65%
(6 persons)(8)

*        Unless otherwise  indicated,  the address of all persons listed in this section is c/o Youthline USA, Inc., 4581 US9, Howell, NJ 07731.
**       Less than 1%.

(1) Beneficially ownership as reported in the table above has been determined in accordance with Instruction (4) to Item 403 of Regulation S-B of the Securities Exchange Act.

(2) Includes 4,900,000 shares owned by Greenwood Capital Partners, Inc. Mr. Stefansky is the President and principal stockholder of Greenwood. Includes 300,000 warrants exercisable at $3.00 per share, 300,000 warrants exercisable at $5.00 per share, 300,000 warrants exercisable at $7.00 per share and 300,000 warrants exercisable at $10.00 per share. Such warrants expire on December 31, 2004.

(3)   Represents his indirect  minority  ownership  interest  through  Greenwood
      Capital.

(4) Includes 225,000 warrants exercisable at $1.00 per share, 25,000 warrants exercisable at $3.00 per share, 25,000 warrants exercisable at $5.00 per share, 25,000 warrants exercisable at $7.00 per share and 25,000 warrants exercisable at $10.00 per share. Such warrants expire on December 31, 2004.

(5) Includes 225,000 warrants exercisable at $1.00 per share, 25,000 warrants exercisable at $3.00 per share, 25,000 warrants exercisable at $5.00 per share, 25,000 warrants exercisable at $7.00 per share and 25,000 warrants exercisable at $10.00 per share. Such warrants expire on December 31, 2004.

(6)   Represent  his indirect  minority  ownership  interest  through  Greenwood
      Capital.

(7)   Represent  his indirect  minority  ownership  interest  through  Greenwood
      Capital.

(8) Includes 1,200,000 warrants owned by Mr. Stefansky and 325,000 warrants owned by each of Ms. Dodelson and Ms. Gertler. See Notes 2, 4 and 5.

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         The names and ages of the directors and executive officers of the Company are set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to service at the pleasure of the Board.

NAME                            AGE        POSITION(S) WITH THE COMPANY
----                            ---        ----------------------------
Jacob Y. "Rocky" Stefansky      33         Chairman of the Board
Saki Dodelson                   36         President, Treasurer and Director
Susan Gertler, Ph.D.            36         Vice President and Secretary
Emanuel Yarmish                 50         Director
David Stefansky                 28         Director
Asher Low                       39         Director

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS

JACOB Y. "ROCKY" STEFANSKY, has been a Director of the Company since June 1999. From November 1991 to present, Mr. Stefansky has been the President and Director of KID International, Inc., an international trading company. From 1997 until present, Mr. Stefansky has been the President and director of Portugal
Investment Group, Inc., a privately held investment fund involved with undervalued and start-up companies. In 1999 Mr. Stefansky became the President and a director of Greenwood Capital Partners, Inc., a privately held investment fund involved with Internet and media companies.

SAKI DODELSON, has been the President, Treasurer and Director of the Company since August 1999 and has been the President, Treasurer and Director of the Company's subsidiary S&S Plus, Inc., since inception. Ms. Dodelson was the co-founder of the Youthline USA newspaper. Ms Dodelson has fifteen years experience in business and finance, computer science, and marketing. From 1987 through May 1999, Ms. Dodelson was a manager of business and finance at AT&T.

While at AT&T, Ms. Dodelson was contacted by the Israeli government and asked to redesign, improve and market acclaimed Israeli 2000 project--the Israeli
Knesset's website dedicated to the memory of former Prime Minister Yitzhak Rabin. She has been credited with turning a cumbersome government project into an efficient, profitable project.

From 1993 to present, Ms. Dodelson has been the President of Harton Financial, a currency trading company. She has a BS in computer science and a BA in education. Ms. Dodelson is the sister-in-law of Ms. Gertler.

SUSAN GERTLER PH.D., has been the Vice President, Secretary and a Director of the Company since August 1999 and has been Vice President, Secretary and Director of this Company's subsidiary S&S Plus, Inc., since inception. Ms.
Gertler was the co-founder, publisher, and executive editor, and created the YOUTHLINE USA concept in 1996. As publisher and executive editor, she manages content, lay-out, and presentation, coordinating development of the newspaper and web site to guarantee a coherent presentation of all aspects of YOUTHLINE USA's suite of products and services. Dr. Gertler is also responsible for contacts with all independent contributors, freelance writers, and external publishers as well as production of print and website design.

From September 1994 to August 1995, Dr. Gertler worked as a specialist in testing and evaluation of intellectual and psychological disorders at a Veterans Administration Hospital. Dr. Gertler conducted in- and out-patient psychotherapy for individuals, groups, and families. From October 1992 to August 1994, Dr. Gertler worked as a researcher in a long-term study. Dr. Gertler designed and developed systems in the area of health psychology, including an on-line application for quantitative and analysis of mental health status. From September 1991 to May 1993, Dr. Gertler worked at the Bergen Regional Counseling Center, a community mental health system in a disadvantaged area. She conducted individual and family therapy, maintaining contact with schools to coordinate and individualize treatment for optimal social and development progress. From September 1990 to May 1991, Dr. Gertler worked at the Children's Village residential home for aggressive, adolescent boys, Dr. Gertler performed initial assessments and ongoing therapy for children and families, developing and implementing programs for easing the stress of major life-cycle transitions.

As a result of her experience in the fields of psychology and education, Dr. Gertler is comfortable working with teachers and librarians, parents, and children, all of which are the primary market segments for the Company.

EMANUEL YARMISH, has been a Director of the Company since June 1999. Form 1982 to present, Mr. Yarmish has been the President of Nicole Holdings, Inc., a privately held real estate investment and management company.

DAVID STEFANSKY, has been a Director of the Company since December 1999. From May 1999 to present Mr. Stefansky has been the managing director of the private equity group at Robb Peck McCooey Institutional Services, a division of Robb Peck McCooey Clearing Corp., where he specializes in advising and financing emerging growth companies. From September 1997 to May 1999 Mr. Stefansky was employed in a similar capacity at Trautman Kramer & Co., where he was active in advising and financing emerging growth companies. From May 1994 through September 1997, Mr. Stefansky was employed as an account executive at various securities brokerage firms. Mr.
Stefansky is the brother of Jacob Y. "Rocky" Stefansky.

ASHER LOW, has been a Director of the Company since December 1999. From January 1994 to present Mr. Low has been a Director of Arisal Estates Ltd., a commercial real estate holding company. Since 1997, Mr. Low has acted as an advisor to various foreign investment firms.

ITEM 6.  EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         No executive officer received compensation in excess of $100,000 in fiscal years 1997 and 1998. Each director of the Company is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company but are not compensated for services provided in their capacities as directors.

EMPLOYMENT AGREEMENTS

         The Company has entered into five-year employment agreements with each of Saki Dodelson (President) and Susan Gertler (Vice President and Secretary). The employment agreements provide for annual base salaries of $115,000 each. The employment agreements provide for discretionary bonuses to be determined in the sole discretion of the Board of Directors and contain covenants not to compete with the Company following termination of employment.

ITEM 7.  CERTAIN  RELATIONSHIPS AND RELATED TRANSACTIONS

         To the best of management's knowledge, other than as set forth below, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

         In February 1998 each of Saki Dodelson and Susan Gertler, the Company's President and Secretary, respectively, loaned the Company's subsidiary, S&S Plus, Inc., $125,000 ($250,000 in the aggregate). The notes bear interest at 9% per annum. Interest payments only are made until the gross annual sales of the subsidiary reach $1 million, at which time the subsidiary will begin to repay $15,000 of principal until the notes are paid in full.

         In March 1999, Robert Dodelson, the father-in-law of Saki Dodelson, loaned the Company's subsidiary, S&S Plus, Inc., $35,000. The loan was paid in full in December 1999.

         The Company intends to indemnify its officers and directors to the full extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its agents for expenses and amounts paid in third party actions and, upon court approval in derivative actions, if the agents acted in good faith and with reasonable care. A majority vote of the Board of Directors, approval of the stockholder or court approval is required to effectuate indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an officer, director or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

         Transactions between the Company and its officers, directors, employees and affiliates will be on terms no less favorable to the Company than can be obtained from unaffiliated parties. Any such transactions will be subject to the approval of a majority of the disinterested members of the Board of Directors.

ITEM 8.  DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.0001 par value per share, of which 10,071,665 shares were issued and outstanding as of December 27, 1999. The Company's Certificate of Incorporation authorizes 5,000,000 shares of "blank check" preferred stock, none of which are outstanding.

COMMON STOCK

         Subject to the rights of holders of preferred stock, if any, holders of shares of Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including preferred stock, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock and the Common Stock is not subject to call. The holders of Common Stock do not have any pre-emptive or other subscription rights.

         Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

         All of the issued and outstanding shares of Common Stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

         None of the 5,000,000 "blank check" preferred shares are currently outstanding. The Board of Directors of the Company have the authority, without further action by the holders of the outstanding Common Stock, to issue shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series.

WARRANTS

         In connection with the Company's bridge financing in September 1999, the Company issued to the Placement Agent of such financing, 50,000 warrants to purchase Common Stock exercisable at $.10 per share and expiring on September 8, 2004.

         In November 1999, the Company issued to each of Ms. Dodelson and Ms. Gertler, the Company's President and Secretary, respectively, 325,000 warrants (225,000 exercisable at $1.00 per share, 25,000 exercisable at $3.00 per share, 25,000 exercisable at $5.00 per share, 25,000 exercisable at $7.00 per share and 25,000 exercisable at $10.00 per share). All of such warrants expire on December 31, 2004.

         In November 1999, the Company issued to G.I.G. Corporate Consultants, Inc., an entity controlled by Jacob Y. "Rocky" Stefansky, the Company's Chairman, 1,200,000 warrants (300,000 exercisable at $3.00 per share, 300,000 exercisable at $5.00 per share, 300,000 exercisable at $7.00 per share and 300,000 exercisable at $10.00 per share). All of such warrants expire on December 31, 2004.

         In November 1999, the Company issued 940,000 warrants to consultants (240,000 exercisable at $3.00 per share and 700,000 exercisable at $7.00 per share). All of such warrants expire on December 31, 2004.

         The exercise price of the warrants and the number of shares issuable upon exercise of the warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions and reclassifications.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

         As a Delaware corporation, the Company is subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person's becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of the Company.

LIMITATION ON LIABILITY OF DIRECTORS

         The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve international misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), (iv) for any improper benefit or (v) for breaches of a director's responsibilities under the Federal Securities laws.

SHARES ELIGIBLE FOR FUTURE RESALE

         As of December 27, 1999, the Company had an aggregate of 10,071,665 shares of its Common Stock issued and outstanding, 5,663,465 all of which are "restricted securities," which may be sold only in compliance with Rule 144 under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment therefor may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. (Persons who are not affiliates of the Company and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations.) The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of the Company's securities following this Offering.

TRANSFER AGENT & REGISTRAR

         The transfer agent and registrar for the Company's Common Stock is American Registrar and Transfer Company, 342 East 900 South, Salt Lake City, Utah 84111.

                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Prior to August 1999, the Company's shares of Common Stock were quoted on the OTC Bulletin Board under the symbol "UMHCD". Since August 1999 the Common Stock has been trading under the symbol "YLNE".

         The following table sets forth the range of high and low bid quotations for the Common Stock, in the 3rd Quarter of 1999, as reported by the OTC Bulletin Board. The quotes represent inter-dealer prices without adjustment or mark-ups, mark-downs or commissions and may not necessarily represent actual transactions. The trading volume of the Company's securities fluctuates and may be extremely limited (or non-existent) during certain periods. As a result, the liquidity of an investment in the Company's securities may be adversely affected. For several years prior to August 1999, the Company's Common Stock did not trade.

                                     COMMON STOCK
                                     HIGH      LOW
                                     ----      ---
1999
----
Quarter ended
September 30, 1999*                 $10-3/8     $3

*        Limited trading on the OTC Bulletin Board commenced in August 1999.

         On December 27, 1999, the final quoted price as reported by the OTC Bulletin Board was $6-7/8 for each share of Common Stock. As of December 27, 1999, there were 10,071,665 shares of Common Stock outstanding, held of record by approximately 310 record holders.

DIVIDEND POLICY

         It is the policy of the Board of Directors to retain earnings for use in the maintenance and expansion of the Company's business. the Company has not declared any cash dividends to the shareholders of its capital stock and does not intend to declare such dividends in the foreseeable future.

ITEM 2.  LEGAL PROCEEDINGS

         The Company is not a party to any material litigation or governmental proceedings that, management believes, would result in judgments or fines that would have a material adverse effect on the Company.

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         None.

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

         In September 1999, the Company issued 10,000 shares of Common Stock to Seven Reid for services rendered. The sale was made in reliance upon Section 4(2) of the Act. No commissions were paid.

         In connection with a $500,000 bridge financing in September 1999 in which the Company issued promissory notes in the aggregate amount of $500,000, the Company issued, for no additional consideration, 100,000 shares of Common Stock to nine (9) accredited investors. The sales were made in reliance upon Rule 506 of Regulation D under the Act. The Company paid commissions of 9% to the placement agent of the financing. The promissory notes accrue interest at 8% per annum and the principal and accrued interest are due and payable on January 7, 2000.

         In connection with the Company's acquisition of all of the outstanding shares of S&S Plus, Inc. (a wholly-owned subsidiary of the Company) in August 1999, the Company issued 5,500,000 shares of Common Stock to the shareholders of S&S. The sale was made in reliance upon Section 4(2) of the Act. No commissions were paid.

         In connection with the Company's acquisition of Lesson Stop in August 1999, the Company issued 20,000 shares of Common Stock to Therese Sarah, an employee of the Company. The sale was made in reliance upon Section 4(2) of the Act. No commissions were paid.

         In July 1999, the Company issued 33,465 shares of Common Stock to seven persons in settlement of any claims such persons may have had against the Company. The sales were made in reliance upon Section 4(2) of the Act. No commissions were paid.

         In March 1999, the Company sold 4,400,000 shares of Common Stock to eleven (11) accredited investors for an aggregate purchase price of $44,000. The sales were made in reliance upon Rule 504 of Regulation D under the Act. No commissions were paid.

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

         Article Ninth of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Article Tenth provides for indemnification of all persons whom it shall have the power to indemnify pursuant to Section 145 of the GCL.

         The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the

Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Company does not currently have any liability insurance coverage for its officers and directors.

                                    PART III

ITEM 1.  INDEX TO EXHIBITS

2.1               Certificate of Incorporation of the Company
2.2               Certificate of Merger (Delaware)
2.3               Articles of Merger (Utah)
2.4               Plan of Merger
2.5               By-Laws of the Company
3.1               Specimen Certificate for shares of Common Stock
6.1               Employment Agreement between the Company and Saki Dodelson.
6.2               Employment Agreement between the Company and Susan Gertler.
10.1              Consent of Michael C. Finkelstein & Co., Independent Certified
                  Public Accountants.
27                Financial Data Schedule

                                Table of Contents

                                                                        Page
                                                                        ----
  S & S Plus, Inc.:

       Independent Auditors' Report                                      F-1

       Balance Sheet as of December 31, 1998                           F-2-F-3

       Statements of Operations for the years ended
         December 31, 1998 and 1997                                      F-4

       Statements of Stockholders' Equity (Deficit)
         For the years ended December 31, 1998 and 1997                  F-5

       Statements of Cash Flows
         For the years ended December 31, 1998 and 1997                  F-6

       Notes to the Financial Statements                              F-7-F-10

  YouthLine USA, Inc.:

       Independent Auditors' Report                                     F-11

       Balance Sheet as of December 31, 1998                            F-12

       Statements of Stockholders' Equity (Deficit)
         For the years ended December 31, 1998 and 1997                 F-13

       Notes to the Financial Statements                              F-14-F-15

  YouthLine USA, Inc and Subsidiary:.

       Introduction                                                     F-16

       Proforma Consolidated Balance Sheet
         As of December 31, 1998                                      F-17-F-18

       Proforma Consolidated Statements of Operations
         For the years ended December 31, 1998 and 1997                 F-19

       Proforma Consolidated Statements of Stockholders'
         Equity (Deficit)
         For the years ended December 31, 1998 and 1997                 F-20

       Proforma Consolidated Statements of Cash Flows
         For the years ended December 31, 1998 and 1997                 F-21

       Notes to the Proforma Consolidated Financial Statements        F-22-F-28

  YouthLine USA, Inc.:

       Introduction                                                     F-29

       Unaudited Consolidated Balance Sheet
         As of September 30, 1999                                     F-30-F-31

       Unaudited Consolidated Statements of Operations
         For the nine months ended September 30, 1999 and 1998          F-32

       Proforma Consolidated Statements of
         Stockholders' Equity (Deficit)
         For the nine months ended September 30, 1999 and 1998          F-33

       Proforma Consolidated Statements of Cash Flows
         For the nine months ended September 30, 1999 and 1998          F-34

       Notes to the Proforma Consolidated Financial Statements        F-35-F-41

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders S & S Plus, Inc.

We have audited the balance sheet of S & S Plus, Inc. (the "Company") as of December 31, 1998 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S & S Plus, Inc. as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.










Certified Public Accountant
October 15, 1999

                                S & S PLUS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                                     ASSETS

CURRENT ASSETS:

   Cash                                                                       88
   Accounts Receivable                                                     1,834
                                                                         -------

      TOTAL CURRENT ASSETS                                                 1,922
                                                                         -------

FIXED ASSETS
   Office equipment and software (net of
     accumulated depreciation of $15,206)                                 13,503
                                                                         -------

OTHER ASSETS
   Organization costs (net of
     accumulated amortization of $1,408)                                   4,442
                                                                         -------

      TOTAL OTHER ASSETS                                                   4,442
                                                                         -------
     TOTAL ASSETS                                                        $19,867
                                                                         =======


        See accompanying accountants' notes to the financial statements

                                S & S PLUS, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                                 61,084
   Unearned Revenue                                                      25,215
                                                                      ---------
      TOTAL CURRENT LIABILITIES                                          86,299
                                                                      ---------
LONG TERM LIABILITIES
  Notes Payable                                                         250,000
  Loans and Exchanges                                                    79,827
                                                                      ---------
     TOTAL LONG TERM LIABILITIES                                        329,827
                                                                      ---------
     TOTAL LIABILITIES                                                  416,126
                                                                      ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
   Common Stock, no par value, 200 Shares issued and outstanding        103,979

Retained Earnings (Deficit)                                            (500,238)
                                                                      ---------
      TOTAL STOCKHOLDERS' EQUITY                                       (396,259)
                                                                      ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $  19,867
                                                                      =========


        See accompanying accountants' notes to the financial statements

                                S & S PLUS, INC.
                            STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,


                                                             December 31,
                                                         1998            1997
                                                       ----------     ---------
NET SALES                                              $   14,707     $  10,103

COST OF GOODS SOLD                                        163,224        67,977
                                                       ----------     ---------
     GROSS PROFIT (LOSS)                                 (148,517)      (57,874)
                                                       ----------     ---------
OPERATING EXPENSES:
  Payroll and Related Costs                                48,381            --
  Selling Expenses                                         51,914        54,650
  Interest Expense (Net of Interest Income)                23,218           263
  General and Administrative                               39,792        59,014
  Depreciation and Amortization                            10,529         6,086
                                                       ----------     ---------
  TOTAL OPERATING EXPENSES                                173,834       120,013
                                                       ----------     ---------
     Loss before provision for income taxes              (322,351)     (177,887)

Provision for income tax                                       --            --
                                                       ----------     ---------

     NET LOSS                                          $ (322,351)    $(177,887)
                                                       ==========     =========

Loss Per Common Share                                  $(1,611.76)    $ (889.44)
                                                       ==========     =========

Common Shares Outstanding                                     200           200
                                                       ==========     =========


        See accompanying accountants' notes to the financial statements

                                   S & S PLUS, INC.
                     STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
                    FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                        Common Stock
                                     Number of      Par      Accumulated
                                       Share       Value       Deficit       Total
                                     ---------   ---------   -----------   ---------
Balance at December 31, 1996                --   $      --    $      --    $      --

     Issuance of Common Stock              200   $      --    $      --    $      --

     Net Loss for Period                    --          --     (177,887)    (177,887)
                                     ---------   ---------    ---------    ---------
Balance at December 31, 1997               200   $     200    $(177,887)   $(177,887)

     Contribution to PaidInCapital          --     103,779           --      103,979

     Net Loss for Period                    --          --     (322,351)    (322,351)
                                     ---------   ---------    ---------    ---------
Balance at December 31, 1998               200   $ 103,979    $(500,238)   $(396,259)
                                     =========   =========    =========    =========

        See accompanying accountants' notes to the financial statements

                                      S & S PLUS, INC.
                                  STATEMENTS OF CASH FLOWS
                       FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                                         1998          1997
                                                                       ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:

     NET LOSS FROM OPERATIONS:                                          (322,351)    (177,887)

     Adjustments to reconcile net loss from operations to net cash provided by operating activities:

              Depreciation and Amortization Expense                       10,529        6,086
              Increase in Accounts Receivables                            (1,729)         105
              Increase in Accounts Payable and Accrued Expenses           35,269       25,813
              Increase in Unearned Revenues                               25,215           --
                                                                       ---------    ---------
              Net Cash used by Operations                               (253,067)    (145,883)
                                                                       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

     Purchase of Office Equipment                                         (3,124)     (25,585)
     Organization Costs                                                       --       (5,850)
                                                                       ---------    ---------
              Net Cash used by Investing Activities                       (3,124)     (31,435)
                                                                       ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:

     Proceeds from Notes Payable                                         250,000           --
     (Decrease) Increase in Loans and Exchanges                          (96,805)     176,423
     Addition to Common Stock                                            102,979        1,000
                                                                       ---------    ---------
              Net Cash Provided by Financing Activities                  256,174      177,423
                                                                       ---------    ---------
Net (Decrease) Increase in Cash and Cash Equivalents                         (17)         105

Cash and Cash Equivalents at Beginning of Year                               105           --
                                                                       ---------    ---------
Cash and Cash Equivalents at End of Year                               $      88    $     105
                                                                       =========    =========
Supplemental Cash Flow Information

     Cash Paid During the Period for
              Interest                                                 $   2,567    $     263
                                                                       =========    =========
              Income Taxes                                             $     300    $      --
                                                                       =========    =========

               See accompanying accountants' notes to the financial statements

                                S & S PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES


                  A)       DESCRIPTION OF BUSINESS

                  S & S Plus, Inc. (the "Company") was organized in the state of New Jersey as a Sub Chapter S Corporation. The election was effective for the years ending December 31, 1997 and 1998.The Company publishes YOUTHLINE USA, a weekly newspaper written and designed for children ages 8 through 13. In every respect, it is similar to an adult newspaper, except that it is written at the children's level and it filters out news that is not age appropriate. It is designed to attract and engage the attention of children within this age range. The Company generates revenue through the sale of subscriptions, advertisement space and corporate sponsorships. Subscriptions can either be bulk subscriptions ordered by schools, or as individual subscriptions for children to read at home.

                  B)       CASH EQUIVALENTS

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  C)       ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

                  Accounts receivable and revenue recognition consist of accounts receivable to S & S Plus, Inc. Accounts receivable are current, accordingly, a provision for bad debt is not required. The Company's revenues are primarily derived from the sale of subscriptions.

                  D)       FIXED ASSETS

                  Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives ranging from five to seven years. The costs of additions and betterment are capitalized, repairs and maintenance costs are charged to general and administrative expenses. Organization costs are amortized over a period of five years on a straight-line basis.

                  E)       EARNINGS PER SHARE

                  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" discusses the computation and presentation of earnings per share ("EPS"). Basic EPS, as defined by SFAS No. 128, is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period, ignoring any potential effects of dilution. Diluted EPS reflects the potential dilution that would occur if securities, or other contracts to issue common stock, were exercised or converted into common stock that then shared in the earnings of the entity.

                                        S & S PLUS, INC.
                                NOTES TO THE FINANCIAL STATEMENTS
                                   DECEMBER 31, 1998 AND 1997

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES
(Continued)

                  F)       RECLASSIFICATION

                  Certain 1997 balances have been reclassified to conform to the 1998 presentation.

                  G)       INCOME TAXES

                  Effective January 7, 1997, the Company applied for, and received approval to be taxed as an "S" Corporation for Federal income tax purposes. The effect of this election is that taxable results of operations and tax credits are reportable on the individual tax returns of the stockholders. Accordingly, for 1998 and 1997, no Federal Corporate income taxes have been provided in these financial statements.

                  The Company intends to follow Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" when either operations achieve profitability or the realization of net operating loss benefits can more readily be measured, whichever occurs first.

                  H)       USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from estimates.

NOTE 2            FIXED ASSETS - OFFICE AND EQUIPMENT SOFTWARE

                  Office equipment and software consist of the following:

                                                                   December 31,
                                                                       1998
                                                                   ------------
                     Office Equipment                               $  23,315
                     Software                                           5,394
                                                                    ---------
                                                                       28,709
                     Less:  Accumulated Depreciation                   15,206
                                                                    ---------
                          Net Book Value                            $  13,503
                                                                    =========

                  Depreciation expense for the year ended December 31, 1998 and 1997 amounted to $9,471 and $5,734, respectively.

                                S & S PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 2            FIXED ASSETS - OFFICE AND EQUIPMENT SOFTWARE
(Continued)

                  Other Assets and Organization costs consist of the following:

                                                                    December 31,
                                                                        1998
                                                                    ------------
                      Organization Costs                             $    5,850
                      Less:  Accumulated Depreciation                    (1,408)
                                                                     ----------
                           Net Book Value                            $    4,442
                                                                     ==========

                  Amortization expense for the year ended December 31, 1998 and 1997 amounted to $1,056 and $352, respectively.

NOTE 3            NOTES PAYABLE

                  On February 1, 1998, the Company issued two promissory notes in the principal amount of $125,000, payable to Saki Dodelson (President) and Susan Gertler (Vice-President), aggregating $250,000. The notes bear interest at an annual rate of 9%, payable monthly, interest only, until the gross annual sales of the Company reach $1,000,000; at which point the Company will begin to repay $15,000 of principle on each note annually. The accrued interest expense on these notes aggregated $11,170 through December 31, 1998.

NOTE 4            LOANS AND EXCHANGES

                  Certain officers of the Company advanced the Company funds to meet current operating requirements. The balance outstanding as of December 31, 1998 was $79,827. During 1999 the Company repaid $45,000 of such advances.

NOTE 5            FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following methods and assumptions were used to estimate the fair value of financial instruments:

                  CASH AND CASH EQUIVALENTS. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The carrying amount of accounts receivable and accounts payable in the balance sheet approximates fair value.

                  SHORT-TERM AND LONG-TERM DEBT. The carrying amount of the revolving credit facility approximates fair value. The carrying amounts of the company's financial instruments at December 31, 1998 approximate fair value.

                                S & S PLUS, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 6            SUBSEQUENT EVENTS

                  On February 25, 1999 Shragie Kotler advanced the Company a $30,000 note payable, interest free with a maturity date of November 1, 1999.

                  On March 10, 1999, Robert Dodelson loaned the Company $35,000 at a rate of 7% per annum. The loan is self-amortizing and includes monthly principle payments of $200 plus interest.

                  The Company executed two employment contracts on May 28, 1999 with certain senior executives for future services that vary in length for periods of up to five years. Each employment contract will call for a base salary of $115,000 with annual increases of 9% per annum. The contracts also include options to purchase 10,000 shares of the Company's common stock at a 20% discount off the maximum price per share in the Company's next private placement. Additionally, the employment contract also includes a one-time signing bonus equal to $30,000 payable as follows: $10,000 within 30 days of signing the contract, and the balance of $20,000 payable upon the Company attaining 10,000 subscribers for a period of two consecutive months.

                  In August 1999, YouthLine USA, Inc. acquired all of the outstanding capital stock of S&S Plus, Inc., in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of YouthLine USA, Inc. On such date, the previous management's directors and officers of YouthLine USA, Inc. resigned and were replaced with the current officers and directors.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders YouthLine USA, Inc.

We have audited the balance sheet of YouthLine USA, Inc. (the "Company") as of December 31, 1998 and the related statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of YouthLine USA, Inc. as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statements referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

As discussed in Note 1, effective September 24, 1999, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court for the Northern District of Texas and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, the financial statements for periods subsequent to the reorganization are not comparable to the financial statements presented for prior periods.








Certified Public Accountant
October 15, 1999

                               YOUTHLINE USA, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS

Cash                                                           $      (826)
Subscriptions Receivable                                           152,139
                                                               -----------
  TOTAL ASSETS                                                 $   151,313
                                                               ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Commitments and Contingencies                                           --

Secured and Unsecured Creditors Payable                            132,033
                                                               -----------

   TOTAL LIABILITIES                                               132,033
                                                               -----------

Retained Earnings (Deficit)                                     (1,161,867)
Common Stock, Par Value $.001; 50,000,000 shares authorized,
  8,200 shares issued and outstanding                                    1

Preferred stock, no Par Value; 5,000,000 shares authorized,
 No shares outstanding                                                  --

Additional Paid-In-Capital                                       1,181,146
                                                               -----------

   TOTAL STOCKHOLDERS' EQUITY                                       19,280
                                                               -----------

  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $   151,313
                                                               ===========

     See accompanying accountants' notes to the financial statements

                                         YOUTHLINE USA, INC.
                             STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
                            FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                Common Stock                   Capital
                                  Number of        Par       in excess of  Accumulated
                                   Share          Value       Par Value      Deficit         Total
                                ------------   -----------   ------------  -----------    -----------
Balance at December 31, 1996           8,200   $         1   $ 1,181,146   $(1,159,921)   $    21,226

     Net Loss for Period -
       Administrative Expenses            --            --            --          (460)          (460)
                                 -----------   -----------   -----------   -----------    -----------

Balance at December 31, 1997           8,200   $         1   $ 1,181,146   $(1,160,381)   $    20,766

     Net Loss for Period -
       Administrative Expenses            --            --            --        (1,486)        (1,486)
                                 -----------   -----------   -----------   -----------    -----------

Balance at December 31, 1998           8,200   $         1   $ 1,181,146   $(1,161,867)   $    19,280
                                 ===========   ===========   ===========   ===========    ===========

                   See accompanying accountants' notes to the financial statements

                              YOUTHLINE USA, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1998

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES

                  A)       BACKGROUND

                  YouthLine USA, Inc. (the "Company") was incorporated on July 27, 1999 pursuant to the laws of the State of Delaware as the successor to Ult-I-Med Health Centers, Inc., a Utah corporation ("Ult-I-Med"), which was incorporated in 1983 under the laws of the State of Utah (originally under the name Picadilly Technology, Inc.). The Company was organized to effectuate a reincorporation of Ult-I-Med with and into the Company on August 16, 1999.

                  Ult-I-Med was originally organized to engage in the mining of metalliferous chemicals. In 1988, Ult-I-Med ceased such activities and began engaging in the business of owning and operating camping and recreation facilities. In 1991, Ult-I-Med ceased such activities and began engaging in the business of owning and operating supervised primary care, health and rehabilitation centers. In January 1996, Ult-I-Med filed a Chapter 11 bankruptcy petition. Ult-I-Med liquidated all of its assets and its plan of reorganization was filed with the court in February 1998. All of Ult-I-Med debts were paid subsequent to June 30, 1999, and the court entered a final decree on September 24, 1999. The Company has not engaged in any operations since 1996, and has been inactive during 1998 and 1997.

                  B)       DESCRIPTION OF BUSINESS

                  The Company, through its wholly owned subsidiary, S & S Plus, Inc., publishes YOUTHLINE USA, a weekly newspaper written and designed for children ages 8 through 13. In every respect, it is similar to an adult newspaper, except that it is written at the children's level and it filters out news that is not age appropriate. It is designed to attract and engage the attention of children within this age range. The Company generates revenue through the sale of subscriptions, advertisement space and corporate sponsorships. Subscriptions can either be bulk subscriptions ordered by schools, or as individual subscriptions for children to read at home.


NOTE 2            CAPITAL STOCK

                  Effective March 29, 1999, the Board of Directors declared a reverse stock split of one thousand shares of common stock for one common share of the Company's common stock. The effect of the reverse stock split was to reduce the total outstanding common shares to 8,200. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis, for all periods presented.

                  The Company is currently authorized to issue 50,000,000 shares of its common stock, $.0001 par value. As of December 31, 1998 and 1997 there were 8,200 shares of common stock outstanding, after the 1,000 to one reverse stock split. Effective September 30, 1999, there were 10,071,665 shares of common stock issued and outstanding.

                               YOUTHLINE USA, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1998

NOTE 2            CAPITAL STOCK
(Continued)

                  The Company has 5,000,000 authorized shares of preferred stock, no par value. The Company presently has no issued and outstanding preferred stock.

NOTE 3            FRESH-START REPORTING

                  The Company's Reorganization Plan under Chapter 11 was confirmed by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division. The formal confirmation was entered in January 1996 and the court consummated the reorganization plan on September 24, 1999. As a result of the confirmation of the Reorganization Plan, the Company implemented fresh-start reporting as of September 24, 1999. Under the provisions of AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganizations under the Bankruptcy Code", the Company was required to adopt fresh-start reporting upon emergence from Chapter 11 that resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 1999.

                  The Company's Unaudited Consolidated Balance Sheets as of September 30, 1999, were prepared as if the Company was a new reporting entity at 1996 and reflects certain reorganization adjustments that include the restatement of assets and liabilities to approximate fair value and the discharge of outstanding liabilities relating to creditor claims against the Company, which have been satisfied primarily by additional funding through bridge capital. The Company's total secured and unsecured debts aggregated $132,033. As of October 11, 1999, the Company has satisfied all debts.

NOTE 4            SUBSEQUENT EVENTS

                  In August 1999, the Company acquired all of the outstanding capital stock of S&S Plus, Inc., a wholly-owned subsidiary of the Company which operated the publication of YOUTHLINE USA, in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of the Company. On such date, the previous management's directors and officers resigned and were replaced with the current officers and directors. This exchange will be accounted for as a reverse acquisition under the purchase method of accounting, since the former shareholders of the S & S Plus, Inc. will own a majority of the outstanding stock of the Company after the acquisition. Accordingly, the combination of the two companies will be recorded as recapitalization of shareholders' equity of S & S Plus, Inc., pursuant to which S & S Plus, Inc. is treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of S & S Plus, Inc.

                               YOUTHLINE USA, INC.
                                  INTRODUCTION


                  The pro forma consolidated balance sheet (unaudited) as of December 31, 1998, presents the pro forma consolidated balance sheet of Youthline USA, Inc. (the "Company"), as if the transaction of August 16, 1999, described below, which is presented on page F15 occurred on December 31, 1998.

                  In August 1999, the Company acquired all of the outstanding capital stock of S&S Plus, Inc., a wholly-owned subsidiary of the Company which operated the publication of YOUTHLINE USA, in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of the Company. On such date, the previous management's directors and officers resigned and were replaced with the current officers and directors. This exchange will be accounted for as a reverse acquisition under the purchase method of accounting, since the former shareholders of S & S Plus, Inc. will own a majority of the outstanding stock of the Company after the acquisition. Accordingly, the combination of the two companies will be recorded as recapitalization of shareholders' equity of S & S Plus, Inc., pursuant to which S & S Plus, Inc. is treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of S & S Plus, Inc.

                  The pro forma consolidated statements of operations for the years ended December 31, 1998 and 1997, reflect the results of the Company and S & S Plus, Inc. as if the transaction summarized in the preceding paragraph had occurred as of January 1, 1997.

                  The pro forma basic net loss per share (unaudited) for the years ended December 31, 1998 and 1997, includes the shares issued in connection with this reverse acquisition in the computation of the weighted average number of common shares outstanding.

                  The pro forma consolidated statements of cash flows (unaudited) for the years ended December 31, 1998 and 1997, reflect the results of the Company and S & S Plus, Inc. as if the transaction summarized in the second paragraph had occurred as of January 1, 1997.

                  The consolidated financial statements do not necessarily represent actual results that would have been achieved had Youthline USA, Inc. and the operations of S & S Plus, Inc. been consolidated at the beginning of the period, nor is this necessarily indicative of future results.

                  The pro forma consolidated financial statements (unaudited) should be read in conjunction with the historical financial statements of the Company.

                              YOUTHLINE USA, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                         DECEMBER 31, 1998 (UNAUDITED)


                                     ASSETS

CURRENT ASSETS:


   Cash                                                    $    (738)
   Accounts Receivable                                         1,834
   Subscription Receivables                                  152,139
                                                           ---------
      TOTAL CURRENT ASSETS                                   153,235
                                                           ---------
FIXED ASSETS
   Office equipment and software (net of
     accumulated depreciation of $15,206)                     13,503
                                                           ---------
OTHER ASSETS
   Organization costs (net of
     accumulated amortization of $1,408)                       4,442
                                                           ---------
      TOTAL OTHER ASSETS                                       4,442
                                                           ---------
     TOTAL ASSETS                                          $ 171,180
                                                           =========


                   See accompanying accountants' notes to the
                  pro forma consolidated financial statements

                               YOUTHLINE USA, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                          DECEMBER 31, 1998 (UNAUDITED)

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                              $  61,082
   Unearned Revenue                                                      25,215
   Secured and Unsecured Creditors Payable                              131,033
                                                                      ---------
      TOTAL CURRENT LIABILITIES                                         217,330
                                                                      ---------
LONG TERM LIABILITIES
  Notes Payable                                                         250,000
  Loans and Exchanges                                                    79,827
                                                                      ---------
     TOTAL LONG TERM LIABILITIES                                        329,827
                                                                      ---------
      TOTAL LIABILITIES                                                 547,157
                                                                      ---------
COMMITMENTS AND CONTINGENCIES                                                --

STOCKHOLDERS' EQUITY:
   Common Stock, $.001 par value, 50,000,000 Shares
   Authorized; 5,508,200 shares issued and outstanding                      551
   Additional Paid In Capital                                           125,654

  Preferred Stock, Not Par Value, 5,000,000 Shares Authorized,
  No Shares Outstanding                                                      --

RETAINED EARNINGS (DEFICIT)                                            (502,182)
                                                                      ---------
      TOTAL STOCKHOLDERS' EQUITY                                       (375,977)
                                                                      ---------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $ 171,180
                                                                      =========

                   See accompanying accountants' notes to the
                  pro forma consolidated financial statements

                               YOUTHLINE USA, INC.
                 PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEAR ENDED DECEMBER 31,
                                   (UNAUDITED)


                                                 1998            1997
                                              -----------    -----------
NET SALES                                     $    14,707    $    10,103

COST OF GOODS SOLD                                163,224         67,977
                                              -----------    -----------

     GROSS PROFIT (LOSS)                         (148,517)       (57,874)
                                              -----------    -----------
OPERATING EXPENSES:
  Payroll and Related Costs                        48,381             --
  Selling Expenses                                 51,914         54,650
  Interest Expense (Net of Interest Income)        23,218            263
  General and Administrative                       41,276         59,474
  Depreciation and Amortization                    10,529          6,086
                                              -----------    -----------

  TOTAL OPERATING EXPENSES                        175,318        120,473
                                              -----------    -----------
     Loss before provision for income taxes      (323,835)      (178,347)

Provision for income tax                               --             --
                                              -----------    -----------

     NET LOSS                                 $  (323,835)   $  (178,347)
                                              ===========    ===========


Loss per Common Share                         $     (0.59)   $     (0.32)
                                              ===========    ===========


Common Shares Outstanding                       5,508,200      5,508,200
                                              ===========    ===========

                   See accompanying accountants' notes to the
                  pro forma consolidated financial statements

                                              YOUTHLINE USA, INC.
                      PRO FORMA CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
                                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                                  (UNAUDITED)


                                              Common Stock            Capital
                                         Number of        Par      in excess of    Accumulated
                                           Share         Value       Par Value       Deficit         Total
                                        -----------   -----------  ------------    -----------    -----------
Balance at December 31, 1996              5,508,200   $       551   $ 1,181,596    $(1,159,921)   $    22,226

     Net Loss for Period                         --            --            --       (178,347)      (178,347)
                                        -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1997              5,508,200   $       551   $ 1,181,596    $(1,338,268)   $  (156,121)

     Contribution to PaidInCapital               --            --       103,979(1)          --        103,979

     Reverse Merger  Recapitalization            --            --    (1,159,921)(2)  1,159,921             --

     Net Loss for Period                         --            --            --       (323,835)      (323,835)
                                        -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1998              5,508,200   $       551   $   125,654    $  (502,182)   $  (375,977)
                                        ===========   ===========   ===========    ===========    ===========

(1) During 1997, officers of the Company contributed $103,979 to the Common Stock of S & S Plus, Inc.

(2) To restate Common Stock and accumulated deficit of the Company in order to recapitalize the stockholders' equity as a result of the reverse acquisition on August 16, 1999. Therefore, the Common Stock of S & S Plus, Inc. with No Par Value, 1,000 shares authorized and issued is replaced with the Common Stock of Youthline USA, Inc. with $.0001 Par Value, 50,0000,000 shares authorized, 5,500,000 shares issued and outstanding, including 8,200 shares of Common Stock resulting from the reverse stock split. Accordingly, there were 5,508,200 shares of Common Stock issued and outstanding as of December 31, 1998.

                   See accompanying accountants' notes to the
                  pro forma consolidated financial statements

                                     YOUTHLINE USA, INC.
                       PRO FORMA CONSOLIDATED STATEMENTS OF CASH FLOWS
                               FOR THE YEARS ENDED DECEMBER 31,
                                         (UNAUDITED)


                                                                         1998          1997
                                                                       ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES;

     NET LOSS FROM OPERATIONS                                           (323,835)    (178,347)

     Adjustments to reconcile net loss from operations to net cash used by operating activities:

        Depreciation and Amortization Expense                             10,529        6,086
        Increase in Accounts Receivables                                  (1,731)         105
        (Decrease) Increase in Accounts Payable and Accrued Expenses      35,269       25,813
        Increase in Unearned Revenues                                     25,215           --
                                                                       ---------    ---------
        NET CASH USED BY OPERATIONS                                     (254,553)    (146,343)
                                                                       ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:

      Purchase of Office Equipment                                        (3,124)     (25,585)
      Organization Costs                                                      --       (5,850)
                                                                       ---------    ---------
         NET CASH USED BY INVESTING ACTIVITIES                            (3,124)     (31,435)
                                                                       ---------    ---------
 CASH FLOWS FROM FINANCING ACTIVITIES:

      Proceeds from Notes Payable                                        250,000           --
      Reduction to Loans and Exchanges-Officers                          (97,700)     177,527
      Sale of Shares of Common Stock                                     103,979           --
                                                                       ---------    ---------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                       256,279      177,527
                                                                       ---------    ---------
 Net Increase (Decrease) in Cash and Cash Equivalents                     (1,398)        (251)

 Cash and Cash Equivalents at Beginning of Year                              660          911
                                                                       ---------    ---------
 Cash and Cash Equivalents at End of Year                              $    (738)   $     660
                                                                       =========    =========

SUPPLEMENTAL CASH FLOW INFORMATION:

      Cash Paid During the Period for
         Interest                                                      $   2,567    $     263
                                                                       =========    =========
         Income Taxes                                                  $     300    $      --
                                                                       =========    =========

                          See accompanying accountants' notes to the
                         pro forma consolidated financial statements

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES

                  A)       BACKGROUND

                  YouthLine USA, Inc. (the "Company") was incorporated on July 27, 1999 pursuant to the laws of the State of Delaware as the successor to Ult-I-Med Health Centers, Inc., a Utah corporation ("Ult-I-Med"), which was incorporated in 1983 under the laws of the State of Utah (originally under the name Picadilly Technology, Inc.). The Company was organized to effectuate a reincorporation of Ult-I-Med with and into the Company on August 16, 1999.

                  Ult-I-Med was originally organized to engage in the mining of metalliferous chemicals. In 1988, Ult-I-Med ceased such activities and began engaging in the business of owning and operating camping and recreation facilities. In 1991, Ult-I-Med ceased such activities and began engaging in the business of owning and operating supervised primary care, health and rehabilitation centers. In January 1996, Ult-I-Med filed a Chapter 11 bankruptcy petition. Ult-I-Med liquidated all of its assets and its plan of reorganization was filed with the court in February 1998. All of Ult-I-Med debts were paid subsequent to September 30, 1999, and the court entered a final decree on September 24, 1999.

                  In August 1999, the Company acquired all of the outstanding capital stock of S&S Plus, Inc., a wholly-owned subsidiary of the Company which operated the publication of YOUTHLINE USA, in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of the Company. On such date, the previous management's directors and officers of Ult-I-Med resigned and were replaced with the current officers and directors.

                  B)       DESCRIPTION OF BUSINESS

                  The Company, through its wholly owned subsidiary, S & S Plus, Inc., publishes YOUTHLINE USA, a weekly newspaper written and designed for children ages 8 through 13. In every respect, it is similar to an adult newspaper, except that it is written at the children's level and it filters out news that is not age appropriate. It is designed to attract and engage the attention of children within this age range. The Company generates revenue through the sale of subscriptions, advertisement space and corporate sponsorships. Subscriptions can either be bulk subscriptions ordered by schools, or as individual subscriptions for children to read at home.

                  C)       CONSOLIDATED FINANCIAL STATEMENTS

                  The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions are eliminated. Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES
(Continued)

                  D)       BASIS OF PRESENTATION

                  Reference is made to the Introduction at page F-16

                  E)       RECLASSIFICATIONS

                  Certain items from the December 31, 1998 and 1997, audited financial statements on pages F-2 to F-6 have been reclassified in the December 31, 1998 and 1997, pro forma, financial statements to conform to the September 30, 1999 and 1998, unaudited financial statements presented on pages F-17 to F-21

                  F)       PRO FORMA ADJUSTMENT

                  The pro forma adjustment to the consolidated balance sheet is to record the recapitalization of stockholders' equity by adjusting Youthline USA, Inc.
                  accumulated deficit and S & S Plus, Inc.
                  common stock and additional paid - in capital.

                  G)       CASH EQUIVALENTS

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  H)       ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

                  Accounts receivable and revenue recognition consist of accounts receivable to YouthLine USA. Accounts receivable are current; accordingly, a provision for bad debt is not required. The Company's revenues are primarily derived from the sale of subscriptions.

                  I)       FIXED ASSETS

                  Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives ranging from five to seven years. The costs of additions and betterment are capitalized, repairs and maintenance costs are charged to general and administrative expenses. Organization costs are amortized over a period of five years on a straight-line basis.

                  J)       EARNINGS PER SHARE

                  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" discusses the computation and presentation of earnings per share ("EPS"). Basic EPS, as defined by SFAS No. 128, is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period, ignoring any potential effects of dilution. Diluted EPS reflects the potential dilution that would occur if securities, or other contracts to issue common stock, were exercised or converted into common stock that then shared in the earnings of the entity.

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES
(Continued)

                  K)       RECLASSIFICATION

                  Certain 1997 balances have been reclassified to conform to the 1998 presentation.

                  L)       BUSINESS COMBINATION

                  In August 1999, the Company acquired all of the outstanding stock of S&S Plus, Inc., in exchange for the issuance of 5,5000,000 shares of its common stock. The merger constituted a tax-free reorganization and has been accounted for as pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements have been restated to include the combined results of operations, financial position and cash flows of S&S Plus, Inc. as though it had always been part of the Company. There were no transactions between S&S Plus, Inc. and the Company prior to the combination.

                  M)       INCOME TAXES

                  The Company intends to follow Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" when either operations achieve profitability or the realization of net operating loss benefits can more readily be measured, whichever occurs first.

                  N)       STOCK BASED COMPENSATION

                  The Company accounts for stock based compensation using the fair-value method as prescribed by SFAS No. 123, "Accounting for Stock-Based Compensation." As permissible under SFAS No. 123, the Company accounts for stock options using the intrinsic value method as prescribed under Accounting Principles Board Opinion No. 25.

                  O)       USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from estimates.

                               YOUTHLINE USA, INC.
                        NOTES TO THE FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 2            FIXED ASSETS - OFFICE AND EQUIPMENT SOFTWARE

                  Office equipment and software consist of the following:

                                                                    December 31,
                                                                       1998
                                                                    ------------
                     Office Equipment                                $  23,315
                     Software                                            5,394
                                                                     ---------
                                                                        28,709
                     Less:  Accumulated Depreciation                    15,206
                                                                     ---------
                          Net Book Value                             $  13,503
                                                                     =========

                  Depreciation expense for the year ended December 31, 1998 and 1997 amounted to $9,471 and $5,734, respectively.

                  Other Assets and Organization costs consist of the following:

                                                                    December 31,
                                                                       1998
                                                                    ------------
                      Organization Costs                             $   5,850
                      Less:  Accumulated Depreciation                   (1,408)
                                                                     ---------
                           Net Book Value                            $   4,442
                                                                     =========

                  Amortization expense for the year ended December 31, 1998 and 1997 amounted to $1,056 and $352, respectively.

NOTE 3            EMPLOYMENT AGREEMENTS

                  The Company executed two employment contracts on May 28, 1999 with certain senior executives for future services that vary in length for periods of up to five years. Each employment contract will call for a base salary of $115,000 with annual increases of 9% per annum. The contracts also include options to purchase 10,000 shares of the Company's common stock at a 20% discount off the maximum price per share in the Company's next private placement. Additionally, the employment contract also includes a one-time signing bonus equal to $30,000 payable as follows: $10,000 within 30 days of signing the contract, and the balance of $20,000 payable upon the Company attaining 10,000 subscribers for a period of two consecutive months.

NOTE 4            NOTES PAYABLE

                  On February 1, 1998, the Company issued two promissory notes in the principal amount of $125,000, payable to Saki Dodelson (President) and Susan Gertler (Vice-President), aggregating $250,000. The notes bear interest at an annual rate of 9%, payable monthly, interest only, until the gross annual sales of the Company reach $1,000,000; at which point the Company will begin to repay $15,000 of principle on each note annually. The accrued interest expense on these notes aggregated $11,170 through December 31, 1998.

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 5            LOANS AND EXCHANGES

                  Certain officers of the Company advanced the Company funds to meet current operating requirements. The balance outstanding as of December 31, 1998 was $79,827. During 1999 the Company repaid $45,000 of such advances. The remaining balance will be capitalized at December 31, 1999.

NOTE 6            CAPITAL STOCK

                  Effective March 29, 1999, the Board of Directors declared a reverse stock split of one thousand shares of common stock for one common share of the Company's common stock. The effect of the reverse stock split was to reduce the total outstanding common shares to 8,200. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the reverse stock split on a retroactive basis, for all periods presented.

                  The Company is currently authorized to issue 50,000,000 shares of its common stock, $.0001par value. As of December 31, 1998 and 1997 there were 8,200 shares of common stock outstanding. Effective September 30, 1999, there were 10,071,665 shares of common stock issued and outstanding.

                  The Company has 5,000,000 authorized shares of preferred stock, no par value. The Company presently has no issued and outstanding preferred stock.

NOTE 7            FRESH-START REPORTING

                  Ult-I-Med's Reorganization Plan under Chapter 11 was confirmed by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division. The formal confirmation was entered in January 1996 and the court consummated the reorganization plan on September 24, 1999.

                  As a result of the confirmation of the Reorganization Plan, the Ult-I-Med implemented fresh-start reporting as of September 24, 1999. Under the provisions of AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganizations under the Bankruptcy Code", the Company was required to adopt fresh-start reporting upon emergence from Chapter 11 that resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 1999.

                  The Company's Pro Forma Consolidated Balance Sheet as of December 31, 1998 and September 30, 1999 and 1998 were prepared as if the Company was a new reporting entity at December 31, 1996 and reflects certain reorganization adjustments that include the restatement of assets and liabilities to approximate fair value and the discharge of outstanding liabilities relating to creditor claims against the Company, which have been satisfied primarily by additional funding through bridge capital. The statement of operations and the statement of cash flows for the years ended December 31, 1998 and 1997 and the nine months ended September 30, 1999 and 1998 incorporate the effect of fresh-start reporting. The Company's total secured and unsecured debts resulting from the bankruptcy aggregated $131,033. As of October 11, 1999, the Company satisfied all such debts.

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 8            FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following methods and assumptions were used to estimate the fair value of financial instruments:

                  CASH AND CASH EQUIVALENTS. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The carrying amount of accounts receivable and accounts payable in the balance sheet approximates fair value.

                  SHORT-TERM AND LONG-TERM DEBT. The carrying amount of the revolving credit facility approximates fair value. The carrying amounts of the company's financial instruments at December 31, 1998 approximate fair value.

NOTE 9            INCOME TAXES

                  As of December 31, 1998 the Company has no available unused Federal and State net operating loss carry forwards that may be applied against future taxable income. Further, since S & S Plus, Inc was a sub chapter S Corporation prior to the reverse acquisition, the net operating losses are passes through to the former stockholders of S & S Plus, Inc., and therefore cannot be utilized by the Company. Accordingly, no deferred tax benefit has been recorded in the pro forma consolidated statements of operations.

NOTE 10           SECURED AND UNSECURED CREDITORS

                  The Company set up a provision of $131,033 for secured and unsecured creditors, in accordance with the filing of the bankruptcy. Ult-I-Med Health Centers, Inc., incurred this liability prior to December 31, 1996. The liability was satisfied in September 1999. The current outstanding balance is zero.

NOTE 11           SUBSEQUENT EVENTS

                  On February 25, 1999 Shragie Kotler advanced the Company $30,000, interest free with a maturity date of November 1, 1999.

                  On March 10, 1999, Robert Dodelson loaned the Company $35,000 at a rate of 7% per annum. The loan is self-amortizing and includes monthly principle payments of $200 plus interest.

                  On March 30, 1999 the Company sold 4,400,000 shares of its common stock for an aggregate price of $44,000.

                  In August 1999, the Company issued 5,500,000 shares of its common stock, $.001 par value, in exchange for all the outstanding stock of S&S Plus, Inc. The consolidated financial statements have been restated to reflect the effect of the acquisition of S&S Plus, Inc.

                               YOUTHLINE USA, INC.
            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

NOTE 11           SUBSEQUENT EVENTS
(Continued)

                  On August 19, 1999, the Company entered into an asset purchase agreement with Therese Sarah for the purchase of the business name, "Lesson Stop", its web address (WWW.LESSONSTOP.ORG), and its subscriber list, in exchange for 20,000 shares of common stock, $.0001 par value per share. The Company did not assume any liabilities or obligations relating to the purchased assets.

                  On August 31, 1999, the Company entered into a bridge financing agreement aggregating $500,000 (the "Note"). The note bears interest at 8% per annum, matures on January 19, 2000, and is secured by all assets and properties owned by the Company. Additionally, in consideration for such financing, the Company issued 100,000 shares of its $.0001 par value common stock. In connection with the placement of such financing, the Company paid a one time fee of $50,000 to Robb Peck McCooey Clearing Corporation and issued 50,000 warrants.

                  On September 28, 1999, the Company purchased all the worldwide rights, title, interest and goodwill from a partnership composed of R L Ingenious, Inc., and ETC Ingenious Holdings, Inc., for an aggregate purchase price of $50,000. The assets consist of all the trademarks and copyrights of Ingenious, Inc. The Company did not assume any of the liabilities or obligations relating to the purchased assets.

NOTE 12           COMMITMENTS AND CONTINGENCIES

                  The Company entered into a five-year lease agreement with United Securities Services, Inc. The lease currently calls for monthly rental of $3,515 for approximately 2,280 square feet of office space located in Lakewood, New Jersey.

                  At September 30, 1999, the Company is committed to total minimum rental under all noncancellable operating leases of $210,900. Generally, these leases include additional charges for tax escalation and other expenses. The minimum future rental commitments are payable at $42,180 per year for five years.

                                  YOUTHLINE USA
                                  INTRODUCTION
                               SEPTEMBER 30, 1999
                                   (UNAUDITED)




     The accompanying unaudited financial statements of Youthline USA, Inc., (the Company) as of September 30, 1999 and 1998 and for the nine months then ended, reflect all material adjustments consisting of only normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of results for interim periods. Certain information and footnote disclosures required under generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 1998.

     The results of operations for the nine months ended September 30, 1999 and 1998 are not necessarily indicative of the results to be expected for the entire year or any other period.

                               YOUTHLINE USA, INC.
                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 1999 (UNAUDITED)


                                     ASSETS

CURRENT ASSETS:

   Cash                                                    $497,378
   Accounts Receivable                                       23,411
                                                           --------
      TOTAL CURRENT ASSETS                                  520,789
                                                           --------
FIXED ASSETS
   Office equipment and software (net of
     accumulated depreciation of $20,763)                    30,297
                                                           --------
OTHER ASSETS
   Organization costs (net of
     accumulated amortization of $2,287)                      3,563
  Goodwill                                                  118,500
                                                           --------
      TOTAL OTHER ASSETS                                    122,063
                                                           --------
     TOTAL ASSETS                                          $673,149
                                                           ========

                   See accompanying accountants' notes to the
                  unaudited consolidated financial statements

                               YOUTHLINE USA, INC.
                           CONSOLIDATED BALANCE SHEET
                         SEPTEMBER 30, 1999 (UNAUDITED)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                        $  39,075
   Unearned Revenue                                                17,558
   Secured and Unsecured Creditors Payable                         17,241
  Current Portion of Accounts Payable                              32,400
                                                                ---------
      TOTAL CURRENT LIABILITIES                                   106,274
                                                                ---------
LONG TERM LIABILITIES
  Notes Payable                                                   776,759
  Loans and Exchanges                                              27,954
                                                                ---------
     TOTAL LONG TERM LIABILITIES                                  804,713
                                                                ---------
      TOTAL LIABILITIES                                           910,987
                                                                ---------
STOCKHOLDERS' EQUITY:
   Common Stock, $.001 par value, 50,000,000 Shares
   Authorized; 10,071,665 shares issued and outstanding             1,004
   Additional Paid In Capital                                     759,212

  Preferred Stock, No Par Value, 5,000,000 Shares Authorized,
  No Shares Outstanding                                                --

Retained Earnings (Deficit)                                      (998,054)
                                                                ---------
      TOTAL STOCKHOLDERS' EQUITY                                 (237,838)
                                                                ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 673,149
                                                                =========

                   See accompanying accountants' notes to the
                  unaudited consolidated financial statements

                               YOUTHLINE USA, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                   (UNAUDITED)

                                                  1999             1998
                                              ------------    ------------
NET SALES                                     $     94,636    $     22,029

COST OF GOODS SOLD                                 112,673         137,354
                                              ------------    ------------
     GROSS PROFIT (LOSS)                           (18,037)       (115,325)
                                              ------------    ------------
OPERATING EXPENSES:
  Payroll and Related Costs                        179,899          42,090
  Selling Expenses                                  42,900          49,033
  Interest Expense (Net of Interest Income)         10,704          16,252
  Professional Fees                                138,973           8,627
  General and Administrative                        98,925          17,445
  Depreciation and Amortization                      6,434           7,897
                                              ------------    ------------
  TOTAL OPERATING EXPENSES                         477,835         141,344
                                              ------------    ------------
     Loss before provision for income taxes       (495,872)       (256,669)

PROVISION FOR INCOME TAX                                --              --
                                              ------------    ------------

     Net Loss                                     (495,872)       (256,669)
                                              ============    ============

Loss per Common Share                         $      (0.05)   $     (31.30)
                                              ============    ============

Common Shares Outstanding                       10,071,665           8,200
                                              ============    ============

                   See accompanying accountants' notes to the
                  unaudited consolidated financial statements

                                              YOUTHLINE USA, INC.
                            CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY (DEFICIT)
                             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998
                                                  (UNAUDITED)

                                      Common Stock                   Capital
                                        Number of        Par       in excess of      Accumulated
                                          Share         Value       Par Value          Deficit         Total
                                      ------------   -----------   ------------      -----------    -----------
Balance at December 31, 1997                 8,200   $         1   $ 1,182,146       $(1,338,268)   $  (156,121)

     Contribution to Paid-In-Capital            --            --       103,979                --        103,979

     Net Loss for Period                        --            --            --          (256,669)      (256,669)
                                       -----------   -----------   -----------       -----------    -----------
Balance at September 30, 1998                8,200   $         1   $ 1,286,125       $(1,594,937)   $  (308,811)
                                       ===========   ===========   ===========       ===========    ===========

Balance at December 31, 1998                 8,200   $         1   $ 1,286,125       $(1,662,103)   $  (375,977)

     Reverse Merger-Recapitalization            --            --    (1,159,921)(2)    (1,159,921)(2)         --
     Exchange of Common Stock            5,500,000           550       499,450                --        500,000
     Sale of Common Stock                4,520,000           452       103,558                --        104,000
     Stock Issued for Services              43,465             1        30,000                --         30,011

     Net Loss for Period                        --            --            --          (495,872)      (495,872)
                                       -----------   -----------   -----------       -----------    -----------
Balance at September 30, 1999           10,071,665   $     1,004   $   759,212       $  (998,054)   $  (237,838)
                                       ===========   ===========   ===========       ===========    ===========

(1) During 1997, officers of the Company contributed $103,979 to the Common Stock of S & S Plus, Inc.

(2) To restate Common Stock and accumulated deficit of the Company in order to recapitalize the stockholders' equity as a result of the reverse acquisition on August 16, 1999. Therefore, the Common Stock of S & S Plus, Inc. with No Par Value, 1,000 shares authorized and issued is replaced with the Common Stock of Youthline USA, Inc. with $.0001 Par Value, 50,0000,000 shares authorized, 5,500,000 shares issued and outstanding, including 8,200 shares of Common Stock resulting from the reverse stock split. Accordingly, there were 5,508,200 shares of Common Stock issued and outstanding as of December 31, 1998.

                   See accompanying accountants' notes to the
                  unaudited consolidated financial statements

                                       YOUTHLINE USA, INC.
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                             FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                           (UNAUDITED)

                                                                         1999            1998
                                                                      -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:

     NET LOSS FROM OPERATIONS                                         $  (495,872)   $  (256,669)

     Adjustments to reconcile net loss from operations to net cash used by operating activities:

       Depreciation and Amortization Expense                                6,434          7,896
       Increase in Accounts Receivables                                   (21,577)       (20,922)
       (Decrease) Increase in Accounts Payable and Accrued Expenses       (22,007)        18,429
       Increase in Unearned Revenues                                       (7,657)        15,770
       Decrease in Unsecured Creditors                                   (113,792)            --
                                                                      -----------    -----------

       NET CASH USED BY OPERATIONS                                       (654,471)      (235,496)
                                                                      -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

      Purchase of Goodwill                                               (118,500)            --
      Purchase of Office Equipment                                        (22,349)        (2,506)
      Organization Costs                                                       --             --
                                                                      -----------    -----------
        NET CASH USED BY INVESTING ACTIVITIES:                           (140,849)        (2,506)
                                                                      -----------    -----------
 CASH FLOWS FROM INVESTING ACTIVITIES:

      Proceeds from Notes Payable                                         559,159        250,000
      Decrease in Loans and Exchanges                                     (51,873)      (113,975)
      Issuance of Shares of Common Stock                                  786,150        103,979
                                                                      -----------    -----------
        NET CASH PROVIDED BY FINANCING ACTIVITIES                       1,293,436        240,004
                                                                      -----------    -----------
 Net Increase in Cash and Cash Equivalents                                498,116          2,002

 Cash and Cash Equivalents at Beginning of Year                              (738)           660
                                                                      -----------    -----------
 Cash and Cash Equivalents at End of Year                             $   497,378    $     2,662
                                                                      -----------    -----------
 SUPPLEMENTAL CASH FLOW INFORMATION:

      Cash Paid During the Period for
        Interest                                                      $    10,462    $     1,252
                                                                      ===========    ===========
        Income Taxes                                                  $       300    $       300
                                                                      ===========    ===========

                           See accompanying accountants' notes to the
                          unaudited consolidated financial statements

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES

                  A)       BACKGROUND

                  YouthLine USA, Inc. (the "Company") was incorporated on July 27, 1999 pursuant to the laws of the State of Delaware as the successor to Ult-I-Med Health Centers, Inc., a Utah corporation ("Ult-I-Med"), which was incorporated in 1983 under the laws of the State of Utah (originally under the name Picadilly Technology, Inc.). The Company was organized to effectuate a reincorporation of Ult-I-Med with and into the Company on August 16, 1999.

                  Ult-I-Med was originally organized to engage in the mining of metalliferous chemicals. In 1988, Ult-I-Med ceased such activities and began engaging in the business of owning and operating camping and recreation facilities. In 1991, Ult-I-Med ceased such activities and began engaging in the business of owning and operating supervised primary care, health and rehabilitation centers. In January 1996, Ult-I-Med filed a Chapter 11 bankruptcy petition. Ult-I-Med liquidated all of its assets and its plan of reorganization was filed with the court in February 1998. All of Ult-I-Med debts were paid subsequent to June 30, 1999, and the court entered a final decree on September 24, 1999.

                  REVERSE ACQUISITION

                  In August 1999, the Company acquired all of the outstanding capital stock of S&S Plus, Inc., a wholly-owned subsidiary of the Company which operated the publication of YOUTHLINE USA, in exchange for the issuance of 5,500,000 shares of its common stock, representing a majority of the total issued and outstanding capital stock of the Company. On such date, the previous management's directors and officers resigned and were replaced with the current officers and directors.

                  This exchange has been accounted for as a reverse acquisition, under the purchase method of accounting, since the former owners of S & S Plus, Inc. owned a majority of the outstanding stock of Youthline USA, Inc after the acquisition. Accordingly, the combination of the two companies is recorded as recapitalization of shareholders' equity of S & S Plus, Inc, pursuant to which S & S Plus, Inc. is treated as the continuing entity for accounting purposes and the historical financial statements presented are those of S & S Plus, Inc.

                  INTERIM FINANCIAL STATEMENTS

                  The accompanying consolidated financial statements (unaudited) for the nine months ended September 31, 1999 and 1998, have been prepared in accordance with generally accepted accounting principles for the interim financial information and, in the opinion of the Company, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation thereof.

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES
(Continued)

                  B)       DESCRIPTION OF BUSINESS

                  The Company, through its wholly owned subsidiary, S & S Plus, Inc., publishes YOUTHLINE USA, a weekly newspaper written and designed for children ages 8 through 13. In every respect, it is similar to an adult newspaper, except that it is written at the children's level and it filters out news that is not age appropriate. It is designed to attract and engage the attention of children within this age range. The Company generates revenue through the sale of subscriptions, advertisement space and corporate sponsorships. Subscriptions can either be bulk subscriptions ordered by schools, or as individual subscriptions for children to read at home.

                  C)       CONSOLIDATED FINANCIAL STATEMENTS

                  The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company accounts and transactions are eliminated. Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                  D)       CASH EQUIVALENTS

                  For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

                  E)       ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

                  Accounts receivable and revenue recognition consist of accounts receivable to YouthLine USA. Accounts receivable are current, accordingly, a provision for bad debt is not required. The Company's revenues are primarily derived from the sale of subscriptions.

                  F)       FIXED ASSETS

                  Computer equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful lives ranging from five to seven years. The costs of additions and betterment are capitalized, repairs and maintenance costs are charged to general and administrative expenses. Organization costs are amortized over a period of five years on a straight-line basis.

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999


NOTE 1            DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT  ACCOUNTING
                  PRINCIPLES
(Continued)

                  G)       EARNINGS PER SHARE

                  Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" discusses the computation and presentation of earnings per share ("EPS"). Basic EPS, as defined by SFAS No. 128, is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the reporting period, ignoring any potential effects of dilution. Diluted EPS reflects the potential dilution that would occur if securities, or other contracts to issue common stock, were exercised or converted into common stock that then shared in the earnings of the entity.

                  H)       RECLASSIFICATION

                  Certain 1997 balances have been reclassified to conform to the 1998 presentation.

                  I)       INCOME TAXES

                  The Company intends to follow Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes" when either operations achieve profitability or the realization of net operating loss benefits can more readily be measured, whichever occurs first.

                  J)       USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from estimates.

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999


NOTE 2            FIXED ASSETS - OFFICE AND EQUIPMENT SOFTWARE

                  Office equipment and software consist of the following:

                                                                  September 30,
                                                                       1998
                                                                  -------------
                     Office Equipment                               $  45,666
                     Software                                           5,394
                                                                    ---------
                                                                       51,060
                     Less:  Accumulated Depreciation                  (20,763)
                                                                    ---------
                          Net Book Value                            $  30,297
                                                                    =========

                  Depreciation expense for the nine months ended September 30, 1999 and 1998 amounted to $5,556 and $7,104, respectively.

                  Other Assets and Organization costs consist of the following:

                                                                  September 30,
                                                                       1998
                                                                  -------------

                      Organization Costs                            $   5,850
                      Less:  Accumulated Depreciation                  (2,287)
                                                                    ---------
                           Net Book Value                           $   3,563
                                                                    =========

                  Amortization expense for the year ended September 30, 1999 and 1998 amounted to $878 for each period.

NOTE 3            EMPLOYMENT AGREEMENTS

                  The Company executed two employment contracts on May 28, 1999 with certain senior executives for future services that vary in length for periods of up to five years. Each employment contract will call for a base salary of $115,000 with annual increases of 7% per annum. The contracts also include options to purchase 10,000 shares of the Company's common stock at a 20% discount off the maximum price per share in the Company's next private placement. Additionally, the employment contract also includes a one-time signing bonus equal to $30,000 payable as follows: $10,000 within 30 days of signing the contract, and the balance of $20,000 payable upon the Company attaining 10,000 subscribers for a period of two consecutive months.

                              YOUTHLINE USA, INC.
                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

NOTE 4            NOTES PAYABLE

                  A) On February 1, 1998, the Company issued two promissory notes in the principal amount of $125,000, payable to Saki Dodelson (President) and Susan Gertler (Vice-President), aggregating $250,000. The notes bear interest at an annual rate of 9%, payable monthly. Principle repayment will be deferred until the gross annual sales of the Company reach $1,000,000; at which point the Company will repay $15,000 of principle on each note annually. The accrued interest payable on these notes aggregated $24,400 through September 30, 1999.

                  B) On February 25, 1999 Shragie Kotler advanced the Company $30,000, interest free with a maturity date of November 1, 1999.

                  C) On March 10, 1999, Robert Dodelson loaned the Company $35,000 at a rate of 7% per annum. The loan is self amortizing and includes monthly principle payments of $200 plus interest.

NOTE 5            LOANS AND EXCHANGES

                  Certain officers of the Company advanced the Company funds to meet current operating requirements. The balance outstanding as of September 30, 1999 was $27,954.

NOTE 6            CAPITAL STOCK

                  Effective March 29, 1999, the Board of Directors declared a reverse stock split of one thousand shares of common stock for one common share of the Company's common stock. The effect of the reverse stock split was to reduce the total outstanding common shares to 8,200. All references to number of shares, except shares authorized, and to per share information in the consolidated financial statements have been adjusted to reflect the stock split on a retroactive basis, for all periods presented.

                  The Company is currently authorized to issue 50,000,000 shares of its common stock, $.0001 par value. Effective September 30, 1999, there were 10,071,665 shares of common stock issued and outstanding.

                  The Company has 5,000,000 authorized shares of preferred stock, no par value. The Company presently has no issued and outstanding preferred stock.

                  On March 30, 1999, the Company completed a self underwritten Regulation "D" private placement offering of 4,400,000 shares of its common stock at $.01 per share for an aggregate price of $44,000.

                  In August 1999, the Company issued 5,500,000 shares of its common stock, $.001 par value, in exchange for all the outstanding stock of S&S Plus, Inc. The consolidated financial statements have been restated to reflect the effect of the acquisition of S&S Plus, Inc.

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

NOTE 6            CAPITAL STOCK
(Continued)

                  On August 19, 1999, the Company entered into an asset purchase agreement with Therese Sarah for the purchase of the business name, "Lesson Stop", its web address (WWW.LESSONSTOP.ORG), and its subscriber list, in exchange for 20,000 shares of common stock, $.0001 par value per share. The Company did not assume any liabilities or obligations relating to the purchased assets.

                  On August 31, 1999, the Company entered into a bridge financing agreement aggregating $500,000 (the "Note"). The note bears interest at 8% per annum, matures on January 19, 2000, and is secured by all assets and properties owned by the Company. Additionally, in consideration for such financing, the Company issued 100,000 shares of its $.0001 par value common stock. In connection with the placement of such financing, the Company agrees to pay a one time fee of $50,000 to Robb Peck McCooey Clearing Corporation and issue 50,000 warrants.

                  On September 28, 1999, the Company purchased all the worldwide rights, title, interest and goodwill from a partnership composed of R L Ingenious, Inc., and ETC Ingenious Holdings, Inc., for an aggregate purchase price of $50,000. The assets consist of all the trademarks and copyrights of Ingenious, Inc. The Company did not assume any of the liabilities or obligations relating to the purchased assets.

NOTE 7            FRESH-START REPORTING

                  Youthline USA, Inc's. Reorganization Plan under Chapter 11 was confirmed by the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division. The formal confirmation was entered in January 1996 and the court consummated the reorganization plan on September 24, 1999.

                  As a result of the confirmation of the Reorganization Plan, the Company implemented fresh-start reporting as of September 24, 1999. Under the provisions of AICPA Statement of Position 90-7 ("SOP 90-7"), "Financial Reporting by Entities in Reorganizations under the Bankruptcy Code", the Company was required to adopt fresh-start reporting upon emergence from Chapter 11 that resulted in a new reporting entity with no retained earnings or accumulated deficit as of September 30, 1999.

                  The Company's Consolidated Balance Sheets as of September 30, 1999 were prepared as if the Company was a new reporting entity at December 31, 1996 and reflects certain reorganization adjustments that include the restatement of assets and liabilities to approximate fair value and the discharge of outstanding liabilities relating to creditor claims against the Company, which have been satisfied primarily by additional funding through bridge capital. The statement of operations and the statement of cash flows for the nine months ended September 30, 1999 and 1998 incorporate the effect of fresh-start reporting. The Company's total secured and unsecured debts resulting from the bankruptcy aggregated $131,033. As of October 11, 1999, the Company has satisfied all debts.

                               YOUTHLINE USA, INC.
                  NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
                               SEPTEMBER 30, 1999

NOTE 8            FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The following methods and assumptions were used to estimate the fair value of financial instruments:

                  CASH AND CASH EQUIVALENTS. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

                  ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE. The carrying amount of accounts receivable and accounts payable in the balance sheet approximates fair value.

                  SHORT-TERM AND LONG-TERM DEBT. The carrying amount of the revolving credit facility approximates fair value. The carrying amounts of the company's financial instruments at December 31, 1998 approximate fair value with the exception of the interest rate swap agreement.

NOTE 9            INCOME TAXES

                  As of December 31, 1998 the Company has no available unused Federal and State net operating loss carry forwards that may be applied against future taxable income. Further, since S & S Plus, Inc was a sub chapter S Corporation prior to the reverse acquisition, the net operating losses are passes through to the former stockholders of S & S Plus, Inc., and therefore cannot be utilized by the Company. Accordingly, no deferred tax benefit has been recorded in the consolidated statements of operations.

NOTE 10           SECURED AND UNSECURED CREDITORS

                  The Company set up a provision of $131,033 for secured and unsecured creditors, in accordance with the filing of the bankruptcy. Ult-I-Med Health Centers, Inc., incurred this liability prior to December 31, 1996. The liability was satisfied in October 1999. The current outstanding balance is zero.

NOTE 11           COMMITMENTS AND CONTINGENCIES

                  The Company entered into a five-year lease agreement with United Securities Services, Inc. The lease currently calls for monthly rental of $3,515 for approximately 2,280 square feet of office space located in Lakewood, New Jersey.

                  At September 30, 1999, the Company is committed to total minimum rental under all noncancellable operating leases of $210,900. Generally, these leases include additional charges for tax escalation and other expenses. The minimum future rental commitments are payable at $42,180 per year for five years.

                                   SIGNATURES


         In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                               YOUTHLINE USA, INC.


                               By:  /s/ SAKI DODELSON
                                    -----------------------------------------
                                    Name:  Saki Dodelson
                                    Title:  President, Treasurer and Director

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

        Signature                       Title                        Date
        ---------                       -----                        ----

/s/ JACOB Y. "ROCKY" STEFANSKY   Chairman of the Board        December 29, 1999
------------------------------   of Directors
Jacob Y. "Rocky" Stefansky


/s/ SAKI DODELSON                President, Treasurer and     December 29, 1999
------------------------------   Director
Saki Dodelson


/s/ SUSAN GERTLER                Vice President, Secretary    December 29, 1999
------------------------------   and Director
Susan Gertler


/s/ EMANUEL YARMISH              Director                     December 29, 1999
------------------------------
Emanuel Yarmish


/s/ DAVID STEFANSKY              Director                     December 29, 1999
------------------------------
David Stefansky

/s/ ASHER LOW                    Director                     December 29, 1999
------------------------------
Asher Low